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HCP ANNUAL MEETING + PROXY STATEMENT 2017

COVER PHOTO
THE COVE AT OYSTER POINT
LIFE SCIENCE PROPERTY
SOUTH SAN FRANCISCO, CA

THE COVE AT OYSTER POINT SOUTH SAN FRANCISCO, CA

LETTER FROM OUR BOARD OF DIRECTORS

Dear Stockholders,

2016 was a transformative year for HCP, resulting in a stronger company with a revitalized high-quality portfolio and an improving investment-grade balance sheet. We completed the spin-off of the HCR ManorCare portfolio in October 2016, substantially eliminating exposure to a challenged sector while increasing our private pay revenue sources to 94% of total revenues. We used proceeds from the spin-off to pay down existing debt, resulting in no significant debt maturities through 2018. In addition, we reduced our post-spin-off tenant concentration through strategic asset sales. The resulting portfolio and balance sheet form the foundation of our goal to create long-term stockholder value and dividend income.

This proxy statement presents an opportunity to share highlights of our achievements, including the enhancement of corporate governance practices, further refinements to our executive compensation program, the expansion of our leadership breadth, and our continued commitment to sustainability.

ENHANCED CORPORATE GOVERNANCE PRACTICES

We review corporate governance best practices and trends on an ongoing basis, and look to proactively improve our governance framework. During 2016, we enhanced specific elements of our corporate governance by electing a lead independent director, expanding proxy access, eliminating new executive employment agreements, and improving the clarity of our supplemental financial disclosures.

REFINED EXECUTIVE COMPENSATION PROGRAM

We made several refinements to our executive compensation program in an effort to remain consistent with evolving best practices. 2016 refinements included adopting severance plans in lieu of employment agreements, diversifying the metrics used in our performance-based short-term incentive plan, or STIP, as well as our long-term incentive plan, or LTIP. Additionally, we eliminated the one-year portion of our LTIP in favor of a three-year measurement period to emphasize longer-term stockholder returns. 2017 refinements include expanding the number of executives subject to the STIP and LTIP, increasing transparency and further defining the methodology for measuring individual performance, and diversifying the peer companies included in the total shareholder return component of the LTIP.

EXPANDED BREADTH OF LEADERSHIP

Working collectively with our executive management team and under our oversight, we successfully navigated a senior leadership transition, seamlessly integrating new executive officers with our established leadership to augment our diverse and complementary experience. We are confident in management’s ability to execute on our near- and long-term strategies for value creation and dividend income.

CONTINUED SUSTAINABILITY LEADERSHIP

Sustainability initiatives are a critical component of our corporate responsibility, and we seek to undertake initiatives that support the foundational goal of increasing stockholder value. This year we will publish our sixth annual Sustainability Report, which is prepared in accordance with the Global Reporting Initiative (GRI) standards. In 2016, we received numerous awards for our sustainability efforts, including constituency in the North America Dow Jones Sustainability Index for a fourth consecutive year, and being named the 2016 Healthcare Leader in the Light Award winner by the National Association of Real Estate Investment Trusts (NAREIT) for contributions to sustainable real estate ownership and operations.

LOOKING AHEAD

We continue to focus our operating and investment strategies on three components that we believe are key to generating sustainable stockholder returns: (1) continued improvement of portfolio quality; (2) maintaining a strong balance sheet; and (3) growing cash flow and dividends. We are excited about HCP’s future and believe we are well-positioned for enhanced growth. We hope that you will attend our Annual Meeting of Stockholders to hear first-hand about our performance and future plans. Thank you for your continued support.

MICHAEL D. MCKEE Executive Chairman	DAVID B. HENRY Lead Independent Director	CHRISTINE N. GARVEY Independent Director	PETER L. RHEIN Independent Director
THOMAS M. HERZOG Chief Executive Officer	BRIAN G. CARTWRIGHT Independent Director	JAMES P. HOFFMANN Independent Director	JOSEPH P. SULLIVAN Independent Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ANNUAL MEETING PROPOSALS

1 ELECTION	2 RATIFICATION	3 APPROVAL	4 APPROVAL	OTHER BUSINESS
of the eight director nominees named in this proxy statement	of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017	on an advisory basis, of our executive compensation program	on an advisory basis, of the frequency of future advisory votes on executive compensation	will be transacted as may properly come before the Annual Meeting or any adjournments or postponements thereof

PROXY VOTING

Please submit your proxy or voting instructions as soon as possible to instruct how your shares are to be voted at the Annual Meeting, even if you plan to attend the meeting. If you later vote in person at the Annual Meeting, your previously submitted proxy or voting instructions will not be used.

By Order of the Board of Directors,

Troy E. McHenry

Executive Vice President,

General Counsel and Corporate Secretary

Irvine, California

March 16, 2017

Important Notice Regarding Internet Availability of Proxy Materials

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available on the Internet at www.materials.proxyvote.com/HCP. You can also view these materials at www.proxyvote.com by using the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

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PROXY HIGHLIGHTS

Our Board of Directors (“Board”) solicits your proxy for the 2017 annual meeting of stockholders and any adjournment or postponement thereof (the “Annual Meeting”). These proxy materials are first being made available to our stockholders on or about March 16, 2017. This summary provides an overview of information contained in our proxy statement and does not contain all of the information that you should consider before voting. We encourage you to review the entire proxy statement before casting your vote.

YOUR VOTE IS IMPORTANT

Even if you plan to attend the Annual Meeting, please submit your proxy or voting instructions as soon as possible. If you later attend the Annual Meeting and vote in person, your previously submitted proxy or voting instructions will not be used.

HOW TO VOTE - STOCKHOLDERS OF RECORD

HOW TO VOTE - BENEFICIAL OWNERS

If you own shares registered in the name of a broker, bank or other nominee, please follow the instructions they provide on how to vote your shares. To vote your shares in person at the Annual Meeting, contact your broker, bank or other nominee to obtain a legal proxy giving you the right to vote the shares at the Annual Meeting, and bring this to the Annual Meeting to demonstrate your authority to vote.

PROPOSAL ROADMAP	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors Our board believes that the eight director nominees represent a breadth of qualifications, as well as diverse perspectives, to provide effective leadership, oversight and guidance.	10
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm Deloitte & Touche LLP has been appointed as our independent registered public accounting firm for the 2017 fiscal year to be ratified by our stockholders	33
Proposal No. 3: Approval, on an Advisory Basis, of Executive Compensation Our executive compensation program links pay to performance and is designed to create greater alignment with the interests of our stockholders and promote the creation of long-term value.	68
Proposal No. 4: Approval, on an Advisory Basis, of the Frequency of Future Advisory Votes on Executive Compensation	69	One Year

Our board believes that an advisory vote on executive compensation should be conducted annually (as opposed to every two years or every three years) to provide stockholders with the opportunity to express their views on HCP’s executive compensation program each year.

Please see the “Additional Information About the Annual Meeting” and “Other Matters” sections of this proxy statement for important information about the Annual Meeting, including how to vote your shares and the deadlines to submit stockholder proposals or nominations for the 2018 annual meeting.

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to sustainable corporate governance practices that promote long-term value creation, transparency and accountability to our stockholders. During 2016, we enhanced our corporate governance structure by:

Other Corporate Governance Practices

100% of Non-Employee Directors Are Independent	Effective Board Risk Oversight

3 New Directors in 4 Years	Codes of Conduct for Directors, Employees and Vendors

Separate Executive Chairman and Chief Executive Officer (“CEO”)	Realignment of Board Committees and Chair Assignments in 2015 and 2016

Annual Election of Directors with Majority Voting Standard	Award-Winning Commitment to Sustainability

Annual Board and Committee Self-Evaluations	6th Annual Global Reporting Initiative Sustainability Report

Board Orientation and Continuing Education Program	Anti-Hedging, Anti-Pledging and Clawback Policies

Established Finance Committee in 2016	Robust Executive and Director Stock Ownership Guidelines

STOCKHOLDER OUTREACH

We engage in proactive outreach to discuss governance and compensation topics of interest to our stockholders. We believe that ongoing dialogue with our stockholders is a critical component of responsive and transparent corporate governance. Stockholder feedback has been instrumental in structuring our executive compensation program, as well as the availability of proxy access and other important governance practices. The following graphic illustrates our annual cycle of stockholder outreach:

OUR DIRECTOR NOMINEES

Our Board has a breadth of experience and diversity in perspective and background, as reflected in the summary below. We believe the range of tenures of our directors creates a synergy between institutional knowledge and new viewpoints.

COMPANY HIGHLIGHTS

2016 was a transformative year for us, with our leadership team successfully delivering on our clearly articulated strategic goals:

(1)	Concentration is based on cash NOI plus interest income. Reflects the previously announced RIDEA II transaction, sale of 64 Brookdale Senior Living, Inc. (“Brookdale”) triple-net assets, sale or transfer of 25 additional Brookdale triple-net assets and transfer of 4 Brookdale communities to another operator.

We believe we are well-positioned for enhanced growth, with a revitalized portfolio led by our senior housing, life science and medical office properties.

WHAT DIFFERENTIATES HCP

High quality portfolio reinforcing stability and organic growth, with 94% private-pay revenue sources and reduced tenant concentration
Strong and improving investment grade balance sheet with ample liquidity and no significant debt maturities through end of 2018 following the closing of announced Brookdale transactions
Diversified senior housing portfolio with strong triple-net lease coverage and well-positioned operating (SHOP) assets
Premier life science portfolios in San Francisco and San Diego
Stable on-campus medical office portfolio with consistent performance
Global leader in sustainability
Enhanced portfolio and metrics positioned for growth

2016 MANAGEMENT TRANSITIONS

In 2016, we welcomed Michael D. McKee as our Executive Chairman and Thomas M. Herzog as our Chief Financial Officer (“CFO”). Mr. McKee also served as our interim President and CEO from July 11, 2016 through December 31, 2016. Effective January 1, 2017, Mr. Herzog was promoted to CEO and Mr. McKee continued to serve as Executive Chairman.

Working collectively with our Board and under its oversight, our existing senior management team successfully navigated the leadership transition and contributed to a seamless integration of our new executives. In early 2016, Troy E. McHenry was promoted to Executive Vice President, General Counsel and Corporate Secretary and Scott A. Anderson was promoted to Executive Vice President and Chief Accounting Officer. Mr. Anderson also served as our Principal Financial Officer from May 22, 2016 through June 26, 2016.

OUR BUSINESS STRATEGY

We invest and manage our real estate portfolio for the long-term to maximize the benefit to our stockholders and support the growth of our dividends. The core elements of our strategy are to:

•	Acquire, develop, lease, own and manage a diversified portfolio of quality healthcare properties across multiple geographic locations and business segments including senior housing, medical office, and life science, among others;

•	Align ourselves with leading healthcare companies, operators and service providers, which over the long term should result in higher relative rental rates, net operating cash flows and appreciation of property values;

•	Maintain adequate liquidity with long-term fixed rate debt financing with staggered maturities, which supports the longer-term nature of our investments, while reducing our exposure to interest rate volatility and refinancing risk at any point in the interest rate or credit cycles; and

•	Continue to manage our balance sheet with a targeted financial leverage to 40% relative to our assets.

For more information regarding our business and growth strategies, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (“Annual Report”).

COMPENSATION HIGHLIGHTS

EXECUTIVE COMPENSATION PROGRAM ENHANCEMENTS

In response to feedback from our stockholder say-on-pay votes and extensive investor outreach programs, and as a result of proactive internal efforts, we have established an executive compensation program consistent with evolving best practices. Enhancements to our executive compensation program since 2014 include:

Strengthened the alignment of pay with performance
Diversified the quantitative performance criteria for our short-term incentive plan (“STIP”) and long-term incentive plan (“LTIP”) awards, including the addition of a significant relative total shareholder return (“TSR”) component
Transitioned to at-risk LTIP opportunities based on rigorous, objective, forward-looking Company performance metrics
Increased the performance period of our LTIP awards from one to three years
Increased the total portion of executive compensation subject to a three-year performance period
Decreased the individual and discretionary components of our STIP awards

Our Compensation Committee considered our say-on-pay vote results in approving the 2016 executive compensation program. Key enhancements to our 2016 compensation program are outlined in the table immediately below. Further changes to our 2017 STIP and LTIP, including the reallocation of our STIP performance metrics and the expansion of our TSR indices, are described under “Overview of 2017 Incentive Compensation Program” in our Compensation Discussion and Analysis (“CD&A”) below.

2016 EXECUTIVE COMPENSATION UPDATES

COMPENSATION PRACTICES AT A GLANCE

2016 PAY FOR PERFORMANCE ALIGNMENT

Our 2016 executive compensation awards reflect our commitment to aligning pay with performance, as summarized below. Consistent with our focus on the long-term success of our business, we grant short- and long-term incentive awards to our Named Executive Officers (as named in the Summary Compensation Table in our CD&A below, the “NEOs”) based on rigorous, objective performance metrics. The Compensation Committee intends that the target performance hurdles will have a substantial possibility of not being achieved, so that NEOs have a meaningful incentive to drive Company performance. We also evaluate performance across multiple metrics and time periods to encourage prudent risk management consistent with the Company’s financial and strategic goals. If Company results do not meet target performance, the applicable compensation award will be reduced, and if results do not meet the minimum threshold for a particular performance metric, then the award allocated to that performance metric will be forfeited in its entirety.

Despite the challenges we faced in 2016 in our post-acute/skilled nursing segment, our senior housing, life science and medical office segments outperformed our original 2016 same store cash NOI growth expectations and contributed to normalized FFO and funds available for distribution (“FAD”) per share that exceeded our initial published guidance, as adjusted for the spin-off of Quality Care Properties, Inc. (“QCP”) on October 31, 2016 (the “QCP Spin-Off”). Our long-term TSR performance, however, continued to lag behind our peers, resulting in a net zero realized pay for our 2014 and 2015 LTIP awards for which the performance periods have ended. The restructuring of the Company’s portfolio was targeted to improve the prospects for competitive TSR going forward. Our 2016 total executive compensation also includes one-time awards in connection with the QCP Spin-Off and initial awards and severance payments in connection with our management transitions during the year. All severance payments were made pursuant to pre-existing contractual arrangements with former officers.

2016 COMPENSATION COMPONENTS

SHORT-TERM INCENTIVE COMPENSATION

Our primary senior housing, life science and medical office segments outperformed our original 2016 expectations and contributed to normalized FFO and FAD per share that exceeded our initially published guidance, as neutrally adjusted for the QCP Spin-Off. See “2016 Compensation Program Overview—Neutral Adjustments to Incentive Hurdles and Results.” These results translated into above-target short-term incentive payouts for our executives for 2016 performance. See “2016 NEO Compensation—Annual Cash Incentive Compensation” in our CD&A below.

LONG-TERM INCENTIVE COMPENSATION

2014 and 2015 LTIP Awards

Our long-term TSR-based incentive awards demonstrate the strong alignment between executive pay and performance. As previously reported, our then-NEOs forfeited their 2015 TSR-based LTIP awards for the 1-year performance period ended December 31, 2015 (the “2015 1-Year LTIP”) because our relative TSR performance fell below the threshold hurdle. Similarly, the 2014 TSR-based LTIP awards for the 3-year performance period ended December 31, 2016 (the “2014 3-Year LTIP”) were also forfeited in their entirety by our then-NEOs as a result of below-threshold performance for the performance period. See “Status of LTIP Award Programs” in our CD&A below.

2016 LTIP Awards

Award opportunities under our 2016 LTIP were set by the Compensation Committee in February 2016 in consultation with its independent compensation consultant, based on competitive market data, relative duties and responsibilities, and the executive’s future advancement potential and his or her impact on the Company’s results. Of the target award opportunities, 60% is subject to our relative TSR performance for the 3-year period ending December 31, 2018 (the “2016 3-Year LTIP”), and 40% was subject to a normalized FFO per share hurdle for the year ended December 31, 2016 (the “2016 Retentive LTIP”). With the performance hurdle met, the 2016 Retentive LTIP restricted stock units (“RSUs”) vest one-third annually beginning on the first anniversary of the grant date.

Mr. Hutchens is the only current executive with an outstanding 2016 LTIP award. Our former CEO, Lauralee E. Martin, also has a 2016 3-Year LTIP award that will remain outstanding through the end of the performance period, pursuant to the terms of her employment agreement. See “2016 NEO Compensation—Long-Term Equity Incentive Compensation” in our CD&A below.

ONE-TIME CASH AWARDS

The Compensation Committee approved one-time awards to recognize our executives’ efforts and contributions with respect to the QCP Spin-Off. The Committee also granted Mr. McHenry an additional one-time award in recognition of his significant contributions in 2016. See “2016 NEO Compensation—One-Time Cash Awards” in our CD&A below.

MANAGEMENT TRANSITION AWARDS AND SEVERANCE

Mr. McKee was granted a one-time award in 2016 in connection with his initial appointment as Executive Chairman. Mr. Herzog was granted one-time inducement and make-whole awards in connection with his appointment as Executive Vice President and CFO. See “2016 NEO Compensation—Management Transition Awards” in our CD&A below.

Ms. Martin received severance payments and an acceleration of equity awards in 2016 pursuant to her existing contractual arrangements. See “Potential Payments upon a Termination or Change in Control—Severance Arrangements” in the Executive Compensation Tables section below.

SUSTAINABILITY HIGHLIGHTS

We believe that sustainability initiatives are a vital part of corporate responsibility, which supports our primary goal of increasing stockholder value through profitable growth. We continue to advance our commitment to sustainability, with a focus on achieving goals in each of the Environmental, Social and Governance (“ESG”) dimensions of sustainability. Our environmental management programs strive to capture cost efficiencies that ultimately benefit our investors, tenants, operators, employees and other stakeholders, while providing a positive impact on the communities in which we operate. Our social responsibility team leads our local philanthropic and volunteer activities, and our transparent corporate governance initiatives incorporate sustainability as a critical component to achieving our business objectives and properly managing risks.

Our 2016 sustainability achievements are summarized below. For additional information regarding our ESG sustainability initiatives and our approach to climate change, please visit our website at www.hcpi.com/sustainability.

PROPOSAL NO.1: ELECTION OF DIRECTORS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Based on the recommendations of the Nominating and Corporate Governance Committee, the Board has nominated our eight current directors, named below, for election at the Annual Meeting, to serve until the 2018 annual meeting of stockholders or until a successor is elected and qualified or his or her death, resignation or removal.

Each of the nominees for election has consented to be named in this proxy statement, and we expect each nominee to serve, if elected. If any nominee is unable or unwilling for good cause to serve, the proxy holders may vote your shares for a substitute nominee or for the balance of the Board, leaving a vacancy, unless the Board chooses to reduce the number of directors serving on the Board.

DIRECTOR NOMINEES

QUALIFICATIONS

Mr. McKee’s substantial experience gained as our Executive Chairman and through his leadership roles within the real estate industry bring to our Board a unique perspective of a business leader who has evaluated complex operational and business issues including strategic growth and leadership development. His executive experience and knowledge of current issues facing real estate companies today help him to provide valuable insight as our Executive Chairman and lead the development of our business strategy and our next generation of leadership. His service on the boards of two other public companies also provides our Board with significant corporate governance insights.

Committees:

•	None

QUALIFICATIONS

Mr. Herzog brings to our Board key executive experience in the real estate investment trust (“REIT”) industry, with vast leadership experience as a senior executive at two other publicly held REITs. His knowledge of the Company’s daily operations as our CEO and former CFO, an extensive background in corporate finance, accounting and financial reporting, leadership ability and an industry-wide perspective all contribute to the leadership, implementation and execution of our business strategy.

Committees:

•	None

BIOGRAPHY

Mr. McKee has been our Executive Chairman since May 2016 and has served as a member of our Board of Directors since 1989. From July 2016 to December 2016, he served as interim President and Chief Executive Officer. Mr. McKee was Chief Executive Officer of Bentall Kennedy U.S., L.P., one of the largest privately owned real estate investment advisory firms in North America, from 2010 to 2016. He retired in September 2008 as the Chief Executive Officer and Vice Chairman of the Board of Directors of The Irvine Company, a privately held real estate development and investment company, where he had been an executive officer since 1994. Prior to that, Mr. McKee was a partner with the law firm of Latham & Watkins LLP from 1986 to 1994. He is the Chairman of the Board of Directors of Realty Income Corporation (NYSE: O), a REIT, serves on the Board of Directors of First American Financial Corporation (NYSE: FAF), a title insurance and financial services company, and is Chairman of the Tiger Woods Foundation. Mr. McKee also previously served as a director of Mandalay Resort Group, Irvine Apartment Communities Inc., and Oasis Residential, Inc.

BIOGRAPHY

Mr. Herzog has been our Chief Executive Officer and a member of our Board since January 2017. From June 2016 to December 2016, he served as our Executive Vice President and Chief Financial Officer. From January 2013 until joining HCP in June 2016, Mr. Herzog was Chief Financial Officer of UDR, Inc. (NYSE: UDR), a multifamily REIT. He served as Chief Financial Officer of Amstar, a Denver-based real estate investment company, from August 2011 to January 2013. Mr. Herzog previously served as Chief Financial Officer of HCP from April 2009 to May 2011. He was Chief Accounting Officer at Apartment Investment and Management Company (NYSE: AIV), a multifamily REIT, from 2004 to 2005 and Chief Financial Officer from 2005 to 2009. From 2000 to 2004, Mr. Herzog served in the roles of Chief Accounting Officer & Global Controller and Finance Technical Advisor for GE Real Estate. Prior to joining GE Real Estate, he began his career in public accounting with Deloitte & Touche LLP, serving in the audit department for ten years, including a two-year national office assignment in the real estate group. Mr. Herzog currently serves on the Board of Directors for Tier REIT (NYSE: TIER), an office property REIT.

2017 PROXY STATEMENT

QUALIFICATIONS

Mr. Cartwright brings to our Board unparalleled and distinguished corporate governance, regulatory and legal experience, having previously served as General Counsel for the U.S. Securities and Exchange Commission (”SEC”). His legal background and experience managing a large professional services firm provides our Board with considerable expertise regarding comprehensive issues faced by public companies. Additionally, Mr. Cartwright has extensive experience with accounting and auditing issues from his time with Latham & Watkins LLP and at the SEC, which he draws upon in his role as Chair of our Audit Committee. He also serves as a member of our Finance Committee.

Committees

•	Audit (Chair)
•	Finance

QUALIFICATIONS

Ms. Garvey brings to our Board significant operational expertise and a global business approach from her extensive executive real estate background. She also offers a valuable perspective gained through her service as a director and audit committee member of other NYSE-listed companies, which provides strategic insight in her role as Chair of our Compensation Committee and a member of our Audit and Nominating and Corporate Governance Committees.

Committees

•	Audit
•	Compensation (Chair)
•	Nominating and Corporate Governance

BIOGRAPHY

Mr. Cartwright has served as a Senior Advisor at Patomak Global Partners LLC, a regulatory consulting firm, since 2012. From 2009 through 2011, he was a Senior Advisor at the law firm of Latham & Watkins LLP. From 2006 through 2009, he served as General Counsel of the SEC. Between 1988 and 2005, Mr. Cartwright was a partner with Latham & Watkins LLP, where he served in various senior management positions, including as a member of its Executive Committee. From 1981 through 1982, he served as a law clerk to Associate Justice Sandra Day O’Connor on the United States Supreme Court. Mr. Cartwright has served on the Board of Investment Technology Group (NYSE: ITG), an independent broker and financial technology provider, since January 2016. He also has served as a member of the Board of Trustees of the Pacific Legal Foundation, a nonprofit provider of legal services, since 2012.

BIOGRAPHY

Ms. Garvey was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President, Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. and as Group Executive Vice President at Bank of America. Ms. Garvey has served as a member of the Board of Directors of ProLogis, Inc. (NYSE: PLD), a REIT, since June 2011, and was a member of the Board of Trustees and the Board of Directors, respectively, of its predecessors, ProLogis (since September 2005) and Catellus Development Corporation (since 1995). She has also served as a member of the Boards of Directors of UnionBanCal Corporation and Toll Brothers, Inc. (NYSE: TOL) since October 2007 and September 2009, respectively. Ms. Garvey also served on the Boards of Directors of MPG Office Trust, Inc., an office building REIT, from 2008 through October 2013 and of Hilton Hotels Corporation (NYSE: HLT) from 2005 through October 2007.

PROPOSAL NO.1: ELECTION OF DIRECTORS

QUALIFICATIONS

Mr. Henry brings to our Board executive leadership experience as a former CEO and vice chairman of a publicly held REIT. His extensive real estate investment experience, gained from his management of real estate investments for significant public companies for more than 30 years, provides our Board with a comprehensive understanding of the REIT industry and valuable insight as Chair of our Nominating and Corporate Governance Committee and a member of our Compensation Committee.

Committees

•	Compensation
•	Nominating and Corporate Governance (Chair)

QUALIFICATIONS

Mr. Hoffmann brings to our Board more than 30 years of experience in real estate investment analysis, as well as a comprehensive understanding of the global real estate investment industry. In Mr. Hoffmann’s role as a member of our Audit, Finance and Nominating and Corporate Governance Committees, he offers a fresh perspective regarding our business and institutional relationships.

Committees

•	Audit
•	Finance
•	Nominating and Corporate Governance

BIOGRAPHY

Mr. Henry became our Lead Independent Director in May 2016. He served as Chief Executive Officer of Kimco Realty Corporation (NYSE: KIM), a REIT, from November 2009 and Vice Chairman from May 2001, until his retirement from both positions in January 2016. Mr. Henry also served as President of Kimco from November 2008 to August 2014. He joined Kimco in 2001 as Vice Chairman and Chief Investment Officer after 23 years at GE, where he was Senior Vice President and Chief Investment Officer of GE Capital Real Estate and Chairman of GE Capital Investment Advisors. Mr. Henry has served on the Boards of Tanger Factory Outlet Centers, Inc. (NYSE: SKT) and Columbia Property Trust (NYSE: CXP) since January 2016, and the Board of VEREIT, Inc. (NYSE: VER), a REIT, since September 2015. Additionally, he is a director of Fairfield County Bank, a private Connecticut mutual savings bank, a former Vice-Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), and a former member of the Executive Board of the Real Estate Roundtable. Mr. Henry also serves on the real estate advisory boards of New York University, Baruch College, and Alto Real Estate Funds, and is a co-founder and director of Peaceable Street Capital, a private specialty finance company. He previously served as a Trustee and Chairman of the International Council of Shopping Centers (ICSC).

BIOGRAPHY

Mr. Hoffmann is a former Partner and Senior Vice President of Wellington Management Company where he served as the firm’s senior global REIT analyst and portfolio manager, as well as on numerous internal management oversight committees, from 1997 to 2012. Prior to that, he held analyst positions at Everen Securities, LaSalle Street Capital Management and Eastdil Realty, Inc. since 1986, with extensive experience covering REITs and other real estate portfolios across all property sectors. He also served as Senior Investment Officer, Real Estate, at the Washington State Investment Board from 1992 to 1994. Mr. Hoffmann has served on the Board of Trustees of First Potomac Realty Trust (NYSE: FPO), a REIT, since May 2015.

2017 PROXY STATEMENT

QUALIFICATIONS

Mr. Rhein brings to our Board substantial real estate investment and development experience, and his current and prior service on the boards of directors of other public companies offers valuable insight in his role as a member of our Audit and Compensation Committees. Having served on our Board since our initial public offering, his tenure provides a seasoned perspective to our Board, as well as an incomparable understanding of our history and culture.

Committees

•	Audit
•	Compensation

BIOGRAPHY

Mr. Rhein has been a partner of Sarlot and Rhein, a real estate investment partnership, since 1967, and a member of the Management Committee of BBC Properties, LLC, a real estate investment and development company, since October 2001. From 1970 until 1984, he was employed in various capacities by Wells Fargo Realty Advisors and its affiliates. From 1985 to 2008, Mr. Rhein chaired the Audit Committee of HCP. From 1993 to 1998, Mr. Rhein was a director and chaired the Audit Committee of Oasis Residential, Inc., an NYSE REIT. Mr. Rhein has served since 2004 as a director of Cohen & Steers, Inc. (NYSE: CNS), one of the nation’s largest managers of real estate mutual funds. He is a certified public accountant.

QUALIFICATIONS

Mr. Sullivan’s executive experience combined with his extensive background in investment banking and the healthcare industry provides our Board with significant expertise relevant to HCP’s business. Additionally, this experience provides valuable insight in his role as the Chair of our Finance Committee and a member of our Compensation Committee, as well as his service on the Pricing Committee during capital market transactions.

Committees

•	Compensation
•	Finance (Chair)

BIOGRAPHY

Mr. Sullivan has been Chairman Emeritus of the Board of Advisors of RAND Health since 2012 and served as Chairman from 2001 to 2012. Since 1995, he has served on the Board of Advisors of the UCLA Medical Center. From 2000 through 2003, he served as Chairman of the Board and Chief Executive Officer of Protocare, Inc., a healthcare clinical trials and consulting organization. Mr. Sullivan was Chairman of the Board, Chief Executive Officer and President of American Health Properties, Inc. from 1993 to 1999, when it was acquired by HCP. He is a director of The Jazz Bakery, a nonprofit organization, and the University of Minnesota Law School. Mr. Sullivan served as a director of CIGNA Corporation (NYSE: CI), a global health service company, from 2010 to 2015; MPG Office Trust, Inc., an office building REIT, from 2009 to 2013; Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN), a biopharmaceutical company, from 2003 until 2012; and Covenant Care, Inc., a provider of long-term care services, from 2000 until 2006. He also has 20 years of investment banking experience with Goldman Sachs.

PROPOSAL NO.1: ELECTION OF DIRECTORS

VOTING STANDARD

A director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee must exceed the number of votes cast AGAINST the nominee).

If a director nominee is not re-elected, Maryland law provides that the director will continue to serve on the Board as a “holdover director.” Under our Bylaws, a director who fails to be elected must tender his or her resignation, subject to acceptance by the Board. The Nominating and Corporate Governance Committee would then consider the resignation and make a recommendation to our Board on whether to accept it or whether other action should be taken. Our Board would then act on the resignation, taking into account the Committee’s recommendation, and would publicly disclose its decision, along with the rationale for such decision, within 90 days of certification of the election results.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND CORPORATE
GOVERNANCE

BOARD INDEPENDENCE AND LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide that a substantial majority of the Board must consist of directors who are neither officers nor employees of HCP or its subsidiaries and are otherwise independent within the independence standards set forth in the rules of the New York Stock Exchange (“NYSE”). Our Board has affirmatively determined that each of Ms. Garvey and Messrs. Cartwright, Henry, Hoffmann, Rhein and Sullivan is independent under the rules of the NYSE. We refer to these directors, together with Mr. McKee during the period prior to May 6, 2016, as the “Independent Directors.”

In making its director independence determinations, the Board considered Mr. Rhein’s service as a non-employee director of Cohen & Steers, Inc., whose wholly owned subsidiary, Cohen & Steers Capital Management, Inc. (“CSCM”), manages mutual funds that in the aggregate owned approximately 5.4% of our common stock as of December 31, 2016. The Board affirmatively determined that, because of the indirect nature of Mr. Rhein’s relationship with CSCM and because he does not participate in the management or investment decisions of CSCM, he does not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

Mr. McKee has served as Chairman of the Board since October 2013. On May 6, 2016, he was elected Executive Chairman and, therefore, is no longer considered “independent” under the NYSE rules. In connection with the election of Mr. McKee as an executive of the Company, the remaining Independent Directors elected David B. Henry as Lead Independent Director. Mr. McKee also served as our interim President and CEO from July 2016 through December 2016. Effective January 1, 2017, Mr. Herzog was promoted to CEO and elected to the Board as a non-independent director.

The Board believes that separate Chairman and CEO roles are in the best interests of our stockholders at this time because it enhances the Board’s ability to effectively oversee management, while allowing the CEO to focus on business operations. The addition of a Lead Independent Director further enhances the independence of the Board and facilitates free and open discussion and communication among the Independent Directors.

ROLE OF THE LEAD INDEPENDENT DIRECTOR

The Lead Independent Director presides at all executive sessions at which only non-employee directors are present. These meetings are held in connection with the regularly scheduled quarterly meetings of the Board to give the Independent Directors an opportunity to discuss matters without the presence of management. Executive sessions may also be called at any time by our Lead Independent Director or any of our other Independent Directors. The Lead Independent Director sets the agenda for meetings held in executive session and discusses issues that arise from those meetings with our Executive Chairman. Our Lead Independent Director also advises the Executive Chairman regarding Board meeting agendas and may request inclusion of additional agenda items for meetings of the Board.

COMMITTEES OF THE BOARD

Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each of which has a written charter, available on our website at www.hcpi.com/charters. In May 2016, our Board disbanded the Long Range Planning Committee and established a standing Finance Committee to review HCP’s financing requirements, plans and strategies and recommend to the Board any material changes to HCP’s capital structure.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

As a corporate governance best practice, our Nominating and Corporate Governance Committee annually considers the composition of our standing Board committees to ensure an appropriate balance of workloads and a diversity of perspectives. The Board realigned the membership of its committees in both 2015 and 2016. The table below shows the current membership of the committees of the Board and the number of meetings held by each in 2016.

Prior to May 6, 2016, when Mr. McKee was elected Executive Chairman and Mr. Henry was elected Lead Independent Director, the committees consisted of the following members:

2017 PROXY STATEMENT

Below is a summary of the composition and responsibilities of each of our Audit, Compensation, Nominating and Corporate Governance, and Finance Committees.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD AND STOCKHOLDER MEETING ATTENDANCE

Our policy is that directors should make every effort to attend all meetings of the Board and the annual meeting of stockholders, as well as meetings of all Board committees for which they are members. During 2016, our Board held 14 meetings (including joint meetings with one or more of the Board committees). Each of our directors attended at least 90% of the meetings of the Board and each of its committees on which he or she served during 2016. All of our then-current Board members attended the 2016 annual meeting of stockholders. The directors’ attendance record demonstrates their dedication and commitment to their positions during the strategic transformation in 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Garvey and Messrs. Henry and Sullivan served on the Compensation Committee during all of the fiscal year ended December 31, 2016, with Mr. Henry serving as Chair through May 6, 2016, when Ms. Garvey became Chair. Mr. McKee served as a member of the Compensation Committee until his election to Executive Chairman on May 6, 2016, and Mr. Rhein was appointed as a member of the Compensation Committee on May 6, 2016.

None of the directors who served on the Compensation Committee at any time during 2016 was an executive officer of HCP at the time of, or prior to, his or her service on the Committee, or had any relationships requiring disclosure by HCP under the SEC rules requiring disclosure of certain relationships and related person transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of HCP or a member of HCP’s Compensation Committee during the year ended December 31, 2016.

2017 PROXY STATEMENT

RISK OVERSIGHT

Our Board believes that effective risk management involves our entire corporate governance framework. Management is responsible for identifying material risks, implementing appropriate risk management strategies, integrating risk management into our decision making process, and ensuring that information with respect to material risks is transmitted to senior executives and our Board.

Our Board, primarily through the Audit and Compensation Committees, provides overall oversight of the risk management process, as summarized in the table below. The Board believes that its current leadership structure, described under “—Board Independence and Leadership Structure” above, is conducive to its risk oversight process.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE AND POLICIES

CORPORATE GOVERNANCE GUIDELINES

Our Board has adopted Corporate Governance Guidelines with respect to, among other things, Board composition, Board meetings, the Board’s standing committees, stockholder communications with the Board, expectations for directors, succession planning, and Board and committee self-evaluations. A current copy of our Corporate Governance Guidelines is posted on our website at www.hcpi.com/cgguidelines.

CODES OF BUSINESS CONDUCT AND ETHICS

Our Board has adopted a Code of Conduct that applies to all of our directors, officers and employees and a Vendor Code of Business Conduct and Ethics (the “Vendor Code”) applicable to our vendors and business partners. The Vendor Code represents an integral part of our commitment to the highest ethical standards, ensuring that our employees and vendors work collectively to uphold those standards. We provide annual training to all of our employees, with 100% participation, regarding both codes of conduct.

The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidential information, competition and fair dealing, including relationships with customers and suppliers, gifts, protection of Company assets and compliance with laws. The Code of Conduct also serves as the code of ethics required under applicable SEC rules for our senior financial officers.

Current copies of both codes of conduct are posted on our website at www.hcpi.com/ethics. Waivers from, and amendments to, our Code of Conduct that apply to our directors and executive officers, will be timely posted on our website at www.hcpi.com/ethics to the extent required by applicable SEC and NYSE rules. There were no such waivers in 2016.

WHISTLEBLOWER HOTLINE

Our directors, officers, employees, vendors and business partners are informed of, and encouraged to report violations of our codes of conduct through, our secure whistleblower hotline. The whistleblower hotline is operated by an independent service provider and is available for the anonymous submission of complaints regarding accounting, internal controls, auditing matters or other concerns regarding the conduct of HCP’s employees, representatives or business partners.

CLAWBACK POLICY

Our Board has adopted a clawback policy that enables us to require reimbursement or cancellation of any portion of a cash or equity incentive award or other payment received by an executive officer in circumstances where the amount of the payment or award was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to noncompliance with a financial reporting requirement under the securities laws.

ANTI-HEDGING POLICY

Our Board recognizes that hedging against losses in HCP securities may disturb the alignment between the interests of our officers and directors and those of our other stockholders. For this reason, officers, directors and employees are prohibited from entering into short sales of our common stock, trading in “puts” and “calls” or other derivative securities that relate to our common stock, and hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of HCP securities.

ANTI-PLEDGING POLICY

Our Board recognizes that a forced margin sale or foreclosure sale of HCP securities may negatively impact our stock price or violate our insider trading policy. Accordingly, the Board adopted a policy that prohibits officers, directors and employees from holding HCP securities in a margin account or pledging HCP securities as collateral for a loan.

2017 PROXY STATEMENT

RELATED PERSON TRANSACTION POLICIES AND PROCEDURES

Our General Counsel screens potential related person transactions for materiality and then provides them to the Audit Committee for review, as appropriate. For this purpose, “related person transactions” are generally defined under applicable SEC rules as any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000 and any of our directors, director nominees, executives officers, 5% or greater stockholders or any of their respective immediate family members has a direct or indirect material interest. Pursuant to the Audit Committee Charter, any related person transactions brought to the Committee’s attention, which could reasonably be expected to have a material impact on our financial statements, must be discussed among the Committee, management and HCP’s independent auditor. In determining whether to approve or reject a related person transaction, the Committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the related person’s economic interest in the transaction. Any review and approval of a related person transaction by the Committee will be evidenced in the meeting minutes and promptly disclosed to our stockholders to the extent required by law.

There were no related person transactions identified for 2016.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

DORECTOR SELECTION PROCESS

We are committed to diversity throughout our organization, including our Board. In addition to the criteria noted above, the Nominating and Corporate Governance Committee considers diversity in gender, age, ethnicity, national origin, and professional and personal experience when reviewing potential director nominees, and strives to create diversity in perspective on the Board as a whole, when identifying and selecting nominees. On an annual basis, as part of the Board’s self-evaluation, the Board assesses whether its diversity, which it views as a critical component to its effectiveness, is appropriate.

We have been recognized as a Winning Company by 2020 Women on Boards for women representing at least 20% of our Board for the past several years and until Ms. Martin’s departure in July 2016. Gender will continue to play an important role in the Board’s evaluation of its composition following our management and Board transitions over the past year.

The Nominating and Corporate Governance Committee considers potential director nominees recommended by various sources, including Board members, stockholders and senior management. The Committee may also hire a search firm. The Chair of the Committee, or a member designated by the Chair, is responsible for interviewing all potential director nominees. If the reviewing Committee member determines, based on the criteria described above, that it is appropriate to proceed, the CEO, the Executive Chairman and at least one other member of the Committee will interview the candidate. Other Board members may also interview the candidate. The Committee will provide progress updates to the Board and will meet to consider and recommend final director candidates to the entire Board. The Board then determines which candidates to nominate or elect to fill a vacancy.

2017 PROXY STATEMENT

STOCKHOLDER RECOMMENDATIONS

The Nominating and Corporate Governance Committee will consider candidates properly recommended by stockholders in the same manner as recommendations received from other sources. Stockholder recommendations must be submitted in writing to the Chair of the Nominating and Corporate Governance Committee, c/o HCP, Inc., 1920 Main Street, Suite 1200, Irvine, California 92614, together with the proposed candidate’s name, address, age, appropriate biographical information, descriptions of the candidate’s qualifications and the relationship, if any, to the recommending stockholder, together with any other information about the stockholder and the candidate that would otherwise be required pursuant to our Bylaws if the stockholder was nominating the candidate for election to the Board at an annual meeting of stockholders. Stockholders who would like to recommend a candidate for consideration by the Board in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of the annual meeting.

STOCKHOLDER NOMINATIONS

In addition, our Bylaws permit stockholders to nominate director candidates for election to the Board at an annual meeting of stockholders, including through the use of our proxy access option described below. For a description of the process for nominating directors in accordance with our Bylaws, see “Other Matters—2018 Stockholder Proposals and Director Nominations.”

PROXY ACCESS

Following a review of corporate governance best practices and trends and our particular facts and circumstances, as well as the views expressed by our stockholders, in January 2016, our Board amended our Bylaws to provide an enhanced proxy access right to stockholders. As a result, a stockholder or a group of up to 25 stockholders, owning at least 3% of our shares continuously for three years, may nominate up to the greater of two directors or a number constituting up to 20% of our Board for inclusion in our proxy materials, subject to complying with the requirements contained in our Bylaws.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders or other interested parties who wish to contact members of our Board, the Executive Chairman, Lead Independent Director, any Board committee, or our Independent Directors as a group may send written correspondence to our Corporate Secretary at HCP, Inc., 1920 Main Street, Suite 1200, Irvine, California 92614. The name of any specific intended Board recipients (such as our Executive Chairman or Lead Independent Director) should be clearly noted in the communication. Stockholders should provide proof of share ownership and appropriate contact information in all correspondence. All communications will be received, processed and then directed to the appropriate member(s) of our Board, other than, at the Board’s request, certain items unrelated to the Board’s duties, such as spam, junk mail, solicitations, employment inquires and similar items. This centralized process assists our Board in reviewing and responding to stockholder and interested party communications in a more efficient manner.

DIRECTOR COMPENSATION—2016

DIRECTOR COMPENSATION—2016

Compensation paid to our Independent Directors for services in 2016 consisted of (i) an annual retainer; (ii) an additional retainer for acting as Chairman of the Board, Lead Independent Director or Chair of the Audit, Compensation, Nominating and Corporate Governance or Finance Committees; (iii) an annual retainer for members of the committees of the Board; (iv) an annual retainer and meeting fee for directors designated to coordinate the investigation of legal claims against the Company (the “Designated Directors”); and (v) an annual equity award.

NAME	FEES EARNED OR PAID IN CASH ($)		STOCK AWARDS ($)(1)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Michael D. McKee(2)	113,269	(3)	105,180	---	---	---	---	218,449
Brian G. Cartwright	122,105		105,180	---	---	---	---	227,285
Christine N. Garvey	99,615		105,180	---	---	---	---	204,795
David B. Henry	109,615	(3)	105,180	---	---	---	---	214,795
James P. Hoffmann	93,643		105,180	---	---	---	---	198,823
Peter L. Rhein	91,010		105,180	---	---	---	---	196,190
Joseph P. Sullivan	91,538		105,180	---	---	---	---	196,718

(1)	Represents the aggregate grant date fair value of the restricted stock awards to the directors, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, see Note 16—Compensation Plans to the Consolidated Financial Statements included in our Annual Report.

As of December 31, 2016, each of our Independent Directors held 5,460 unvested RSUs, except for Mr. Hoffmann, who held 4,598 unvested RSUs, in each case, adjusted for the QCP Spin-Off. Each award granted prior to May 1, 2014 was subject to the terms of the 2006 Performance Incentive Plan (the “2006 Plan”) and after May 1, 2014, to the terms of the 2014 Performance Incentive Plan (the “2014 Plan”). The Board administers both plans and has the ability to interpret and make all required determinations under such plans.

(2)	This table includes Mr. McKee’s compensation for the portion of 2016 during which he served as an Independent Director. See the Executive Compensation Tables section below for Mr. McKee’s compensation for the portion of 2016 during which he served as our Executive Chairman and then interim President and CEO.

(3)	Mr. Henry’s cash fees include an annual retainer of $5,000 for membership on a special Spin-Off Committee designated by the Board on September 10, 2016 and disbanded on November 1, 2016 following the completion of the QCP Spin-Off. Mr. McKee was appointed Chair of the Spin-Off Committee but did not receive additional compensation.

CASH FEES

The table below sets forth the cash fees paid to the Independent Directors for 2016 (other than with respect to the Spin-Off Committee, which is discussed in footnote (2) to the table above). In consultation with FPL Associates, L.P. (“FPL Associates”), its independent compensation consultant, the Compensation Committee reviewed our director compensation program, including a comparison of compensation programs at companies within our peer group, in May 2016 in connection with the election of the Lead Independent Director and the establishment of the Finance Committee, and again in November 2016 in connection with its annual compensation assessment. Based on the considerable efforts and extensive time commitment of the Independent Directors during the transformational events of 2016, including the attendance at 14 Board meetings and a total of 19 meetings of the current standing committees, the Compensation Committee recommended a modest increase to our directors’ compensation as indicated below, consistent with peer compensation programs.

In November 2016, the Compensation Committee, in consultation with FPL Associates, also recommended that the Board institute an additional $1,500 per meeting fee for each (i) Designated Director meeting, retroactive to the designation of the applicable directors on July 11, 2016, and (ii) Board or individual committee meeting that a director attends after that director has attended ten meetings of the Board or that committee, as applicable, in a given calendar year (e.g. for each Audit Committee meeting after ten Audit Committee meetings in one calendar year), effective for the 2017 calendar year.

2017 PROXY STATEMENT

The Board approved each of the updated compensation programs. All retainers are paid quarterly and prorated based on the number of days that a member serves in the applicable capacity. We also reimburse Independent Directors for director education and reasonable travel expenses in connection with their Board duties.

	CASH FEES
POSITION	PRIOR TO MAY 6, 2016 ($)	EFFECTIVE MAY 6, 2016 ($)	EFFECTIVE NOVEMBER 1, 2016 ($)(1)
Independent Director Retainer	75,000	75,000	80,000
Non-Executive Chairman of the Board Retainer	95,000	N/A	N/A
Lead Independent Director Retainer	N/A	30,000	30,000
Audit Committee Retainer
Chair	35,000	35,000	35,000
Member	7,500	10,000	15,000
Compensation Committee Retainer
Chair	20,000	30,000	30,000
Member	5,000	7,500	7,500
Nominating and Corporate Governance Committee Retainer
Chair	15,000	15,000	15,000
Member	2,500	2,500	2,500
Long Range Planning Committee Retainer
Chair	---	N/A	N/A
Member	7,500	N/A	N/A
Finance Committee Retainer
Chair	N/A	15,000	20,000
Member	N/A	5,000	5,000
Designated Director Fees
Retainer	N/A	N/A	5,000
Meeting Fee	N/A	N/A	1,500

(1)	The Designated Director annual retainer and meeting fees were approved retroactive to the designation of the applicable directors on July 11, 2016.

ANNUAL EQUITY AWARDS

Each year, an Independent Director who is elected at the annual meeting of stockholders or is initially appointed as an Independent Director other than at the annual meeting receives an award of RSUs. In 2016 and previous years, the annual RSU award was based on a specified number of RSUs as determined by the Board. In October 2016, in order to further enhance the objectivity and transparency of the director compensation program, the Board determined that the annual RSU awards would consist of a number of RSUs with a grant date fair value equal to $150,000. This updated award determination is effective for the 2017 award year.

The 3,000 RSUs granted to each of our Independent Directors on April 28, 2016, as adjusted for the QCP Spin-Off, are scheduled to vest in full on the earlier of the first anniversary of the grant date and the termination of the Independent Director’s service due to death, disability or a qualified retirement (defined in the applicable award agreement as a termination in which, as of the date of termination of the Independent Director’s services, the Independent Director (i) has attained age 65 and completed at least 5 full years of service as an employee of the Company and its subsidiaries and/or a member of the Board, or (ii) has attained age 60 and completed at least 15 full years of service as an employee of the Company and its subsidiaries and/or a member of the Board). The awards are subject to forfeiture if the Independent Director’s service terminates for any other reason. The Compensation Committee believes that the one-year cliff vesting promotes retention during the year in which the award is granted and provides for an earlier alignment of interests with stockholders when compared to vesting over a three-year period. Additionally, one-year cliff vesting reflects the Board’s view that shorter vesting periods encourage director independence and objectivity.

DIRECTOR COMPENSATION—2016

DIRECTOR STOCK OWNERSHIP GUIDELINES

Independent Directors are required to accumulate and hold shares of HCP stock (including RSUs) equal in value to at least five times the amount of the annual cash retainer for Independent Directors. With respect to new Independent Directors, the guidelines are effective on the first May 15th that occurs more than five years after the director first becomes a member of our Board. Once subject to the guidelines, an Independent Director’s level of stock ownership will be reviewed annually on May 15th for as long as the director remains in office. All of our Independent Directors for whom the guidelines have become effective currently satisfy our director stock ownership guidelines.

DIRECTOR DEFERRED COMPENSATION PLAN

We maintain our Second Amended and Restated Director Deferred Compensation Plan (the “Director Deferral Plan”), which permits our Independent Directors to elect to defer their annual retainers. Amounts deferred under the Director Deferral Plan are payable in cash upon the termination of the director’s service on the Board or such earlier date as elected by the director. A director participating in the Director Deferral Plan may elect to have his or her deferred compensation credited to (i) an interest rate account wherein the deferrals accrue interest at a rate equal to the current prime rate minus one percent, or (ii) a stock credit account wherein the deferrals are treated as if invested in our common stock with the account increasing for dividends paid, and increasing or decreasing in value with changes in our stock price.

NON-EMPLOYEE DIRECTOR STOCK-FOR-FEES PROGRAM

Under the Non-Employee Director Stock-for-Fees Program, each of our Independent Directors may elect to receive all or a portion of their annual retainer in the form of shares of our common stock in lieu of payment in cash. If an Independent Director elects to receive fees in the form of stock, the election will apply to all fees that would otherwise be paid in cash, commencing with the fiscal quarter after the election is made. Shares will be issued to an Independent Director who elects to receive stock under the program as soon as practicable after we pay an ordinary cash dividend to our stockholders following the date that cash director fees for the preceding quarter would otherwise be payable to the director. The number of shares to be issued to an Independent Director under the program will be determined by dividing (i) the amount of the fees by (ii) the average closing price of our common stock for the ten trading days immediately preceding the relevant dividend payment date.

OUR EXECUTIVE OFFICERS

OUR EXECUTIVE OFFICERS

OUR EXECUTIVE OFFICERS

2017 PROXY STATEMENT

OUR EXECUTIVE OFFICERS

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information as of March 8, 2017 (unless otherwise indicated) regarding the beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of shares of our common stock by (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each director and nominee for election as director, (iii) each of the NEOs and (iv) all current directors and executive officers as a group. This table is based on Company records and information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G, or an amendment thereto, filed with the SEC.

	SHARES BENEFICIALLY OWNED(1)
NAME OF BENEFICIAL OWNER	NUMBER OF SHARES		NUMBER OF OPTIONS/ RSUS(2)	PERCENT OF CLASS(3)
Greater than 5% Stockholders
The Vanguard Group, Inc. and affiliates(4) 100 Vanguard Boulevard Malvern, PA 19355	65,948,026		---	14.09%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	45,925,488		---	9.80%
State Street Corporation(6) State Street Financial Center One Lincoln Street Boston, MA 02111	39,421,733		---	8.43%
Invesco Ltd.(7) 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	26,758,579		---	5.70%
Cohen & Steers, Inc. and affiliates(8) 280 Park Avenue, 10th Floor New York, NY 10017	25,265,091			5.40%
Directors
Michael D. McKee(9)	158,850	(10)	5,460	*
Thomas M. Herzog(11)	---		---	*
Brian G. Cartwright	7,250		4,598	*
Christine N. Garvey	14,706	(12)	5,460	*
David B. Henry	38,646		5,460	*
James P. Hoffmann	44,204		3,448	*
Peter L. Rhein	25,475	(12)	5,460	*
Joseph P. Sullivan	65,592	(13)	5,460	*
Named Executive Officers
J. Justin Hutchens	17,300		---	*
Troy E. McHenry	14,025		21,924	*
Thomas M. Klaritch	155,218		259,300	*
Scott A. Anderson	15,578		37,301	*
Lauralee E. Martin(14)	400,661		204,154	*
Timothy M. Schoen(15)	83,810		83,913	*
All current directors and executive officers as a group (16 persons)	604,467		442,983	*

*	Less than 1%

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

(1)	Except as otherwise noted and subject to applicable community property laws, each individual has sole voting and investment power with respect to the shares listed.

(2)	For the Independent Directors and Mr. McKee, consists of shares represented by unvested RSU awards that will vest within 60 days of March 8, 2017 and, for Ms. Garvey and Messrs. McKee, Henry, Rhein and Sullivan, who are retirement eligible, includes additional shares represented by unvested RSU awards that will automatically vest upon the director’s qualified retirement (as defined in the applicable award agreement). For executive officers, consists of shares issuable upon exercise of outstanding stock options that are currently vested or will vest within 60 days following March 8, 2017.

(3)	Unless otherwise indicated, based on 468,414,988 shares outstanding as of March 8, 2017. In addition, for purposes of computing the percentage of shares held by an individual, the number of shares outstanding includes (i) shares issuable within 60 days following March 8, 2017 upon exercise of outstanding stock options and (ii) shares represented by unvested RSUs that will vest within 60 days of March 8, 2017 or upon the individual’s qualified retirement, but, in each case, such shares are not included in the number of shares outstanding for purposes of computing the percentage of shares held by any other person.

(4)	Share and beneficial ownership information for The Vanguard Group, Inc. (“Vanguard”) is given as of December 31, 2016 and was obtained from a Schedule 13G/A filed on February 13, 2017 with the SEC. According to the Schedule 13G/A, Vanguard has sole voting power over 1,325,499 shares, shared voting power over 573,204 shares, sole dispositive power over 64,641,383 shares and shared dispositive power over 1,306,643 shares of our common stock. The Schedule 13G/A states that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of Vanguard, are the beneficial owners of 604,409 and 1,423,324 shares, respectively, as a result of serving as investment managers of collective trust accounts and of Australian investment offerings, respectively. The number of shares reported as beneficially owned by Vanguard in the Schedule 13G/A includes 35,477,326 shares, representing 7.58% of our outstanding common stock, that Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on February 13, 2017 with the SEC. According to Vanguard REIT Fund’s Schedule 13G/A, Vanguard REIT Fund has sole voting power over 35,477,326 shares and no dispositive power over any shares of our common stock.

(5)	Share and beneficial ownership information for BlackRock, Inc. (“BlackRock”) is given as of December 31, 2016 and was obtained from a Schedule 13G/A filed on January 24, 2017 with the SEC. According to the Schedule 13G/A, BlackRock has sole voting power over 41,028,174 shares and sole dispositive power over 45,925,488 shares of our common stock. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of our common stock, but that no one person’s interest in our common stock is more than 5% of the total outstanding common shares.

(6)	Share and beneficial ownership information for State Street Corporation (“State Street”) is given as of December 31, 2016 and was obtained from a Schedule 13G filed on February 7, 2017 with the SEC. According to the Schedule 13G, State Street has shared voting power and shared dispositive power over 39,421,733 shares of our common stock.

(7)	Share and beneficial ownership information for Invesco Ltd. (“Invesco”) is given as of December 30, 2016 and was obtained from a Schedule 13G/A filed on February 7, 2017 with the SEC. According to the Schedule 13G/A, Invesco has sole voting power over 11,556,355 shares and sole dispositive power over 26,758,579 shares of our common stock. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of our common stock, but that no one person’s interest in our common stock is more than 5% of the total outstanding common shares.

(8)	Share and beneficial ownership information for Cohen & Steers, Inc. (“Cohen & Steers”) is given as of December 31, 2016 and was obtained from a Schedule 13G filed on February 14, 2017 with the SEC. According to the Schedule 13G, Cohen & Steers has sole voting power over 9,326,691 shares of our common stock and sole dispositive power over 25,265,091 shares of our common stock. The Schedule 13G states that Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, is the beneficial owner of 24,715,514 shares, representing 5.28% of our outstanding common stock, as a result of serving as an investment advisor, with sole voting power over 9,131,236 shares and sole dispositive power over 24,715,514 shares of our common stock.

(9)	Mr. McKee is also an NEO. He was elected as our Executive Chairman effective May 16, 2016 and previously served as our interim President and CEO from July 11, 2016 through December 31, 2016.

(10)	Consists of 22,700 shares held in family limited liability companies, with the remaining shares held in a family trust.

(11)	Mr. Herzog is also an NEO. He was elected as our CEO effective January 1, 2017 and previously served as our Executive Vice President and CFO from June 27, 2016 through December 31, 2016.

(12)	Consists of shares held in a family trust.

(13)	Includes 1,622 shares held in a family trust.

(14)	Includes 152,126 shares held in a family limited liability company as of July 11, 2016. Ms. Martin’s employment as President and CEO was terminated and she resigned from our Board effective July 11, 2016.

(15)	Mr. Schoen resigned as Executive Vice President and CFO, effective May 22, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of initial ownership and reports of changes in ownership of our equity securities with the SEC. Based on a review of the reports furnished to us, as well as the written responses to annual directors’ and officers’ questionnaires, we believe that during 2016 all of our directors and officers timely filed all reports they were required to file under Section 16(a), except for one report on Form 4 for Thomas M. Klaritch involving one transaction. The report on Form 4 was inadvertently filed late solely due to an administrative error of the Company in the preparation and filing of the report.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. Accordingly, the Audit Committee annually considers the advisability and potential impact of selecting a different independent public accounting firm, the qualifications of our existing independent registered public accounting firm, our audit engagement team, their quality control procedures, and any issues raised by the Public Company Accounting Oversight Board’s (“PCAOB”) most recent quality control review of our existing independent registered public accounting firm. Following this review, and consistent with management’s recommendation, the Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to continue to serve as HCP’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Deloitte has served as HCP’s independent registered public accounting firm since March 3, 2010.

We believe that the continued retention of Deloitte as our independent registered public accounting firm is in the best interests of the Company and our stockholders, and we are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm for fiscal year 2017. Although ratification is not required by our organizational documents or otherwise, the Board is submitting the selection of Deloitte to our stockholders as a matter of good corporate governance practices. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

The Audit Committee’s review described above also included the matters regarding auditor independence discussed under “Audit Committee Report” below, including whether the nature and extent of non-audit services would impair Deloitte’s independence. Services provided to HCP and its subsidiaries by Deloitte in fiscal years 2016 and 2015 are described under “Audit and Non-Audit Fees” below.

A representative of Deloitte is expected to attend the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

VOTING STANDARD

Ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

AUDIT AND NON-AUDIT FEES

AUDIT AND NON-AUDIT FEES

The following table shows information about the respective fees billed by Deloitte during or related to the fiscal years ended December 31, 2016 and 2015 (in thousands). In 2016, we incurred an aggregate of $2.3 million in audit fees and $514,000 related to tax planning and tax advice in connection with the QCP Spin-Off, as described in footnotes (1) and (4) below, which significantly contributed to the year-over-year increase in fees.

	2016	2015
Audit Fees(1)	$4,043	$2,766
Audit-Related Fees(2)	628	758
Tax Fees:
Tax Compliance(3)	915	635
Tax Planning and Tax Advice(4)	1,266	950
All Other Fees	---	---
TOTAL	$6,852	$5,109

(1)	Audit fees include fees and out-of-pocket expenses billed for the audit of our annual consolidated financial statements and internal control over financial reporting, the review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and other SEC registration statement and consent services. For 2016, audit fees also include $2.3 million in connection with the QCP Spin-Off.

(2)	Audit-related fees include fees for the separate audits of our consolidated subsidiaries and unconsolidated joint ventures, and in 2015, fees relating to diligence services in connection with the acquisition by Brookdale and HCP of a portfolio of properties from Chartwell Retirement Residences.

(3)	Tax compliance fees primarily involve the preparation or review of tax returns.

(4)	Tax planning and tax advice fees encompass a diverse range of services, including tax advice related to acquisitions and investments, consultation regarding the impact of proposed actions/activities on REIT qualification, and consultation regarding the foreign, federal, state and local tax issues related to various transactions. For 2016, fees also include: (i) $514,000 in connection with the QCP Spin-Off and (ii) $28,000 for services rendered under a transition and services agreement with QCP, which are expected to be reimbursed.

POLICY ON PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

Pursuant to its charter and good corporate governance practices, the Audit Committee must pre-approve all audit and permitted non-audit services performed by Deloitte and all related fees. The Audit Committee has delegated its pre-approval authority from the charter to its Chair, provided that the Chair presents any pre-approvals related to audit and permitted non-audit services to the Committee at its next scheduled meeting. The Committee considered whether the provision of proposed non-audit services by Deloitte to the Company was compatible with maintaining the audit firm’s independence and concluded that Deloitte’s independence was not compromised by the provision of such services and pre-approved all services provided by Deloitte in 2016 and 2015.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee consists of four members: Ms. Garvey and Messrs. Cartwright, Hoffmann and Rhein. The Board has determined that all Audit Committee members are independent under applicable NYSE and SEC rules and are financial experts. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.hcpi.com/charters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, preparing the financial statements and the public reporting process. Deloitte, the Company’s independent registered accounting firm for 2016, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Deloitte the audited consolidated financial statements for the fiscal year ended December 31, 2016, Deloitte’s evaluation of our internal control over financial reporting significant accounting policies and practices and management judgments and estimates. The Audit Committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the PCAOB. The Audit Committee also received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence. In addition, the Audit Committee has discussed with Deloitte any relationships that may impact its objectivity and independence and satisfied itself as to Deloitte’s independence.

Based on the Audit Committee’s review of the audited consolidated financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 31, 2016 be included in HCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC.

The Audit Committee members whose names appear on the Audit Committee Report were committee members during all of 2016.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Brian G. Cartwright (Chair)

Christine N. Garvey

James P. Hoffmann

Peter L. Rhein

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our executive compensation program is designed to reward successful annual performance while encouraging long-term value creation for our stockholders. The NEO short- and long-term incentive compensation is subject to rigorous, objective, at-risk performance hurdles across multiple metrics and performance periods, which the Compensation Committee intends to be an incentive to management to drive Company performance and encourage prudent risk management consistent with the Company’s financial and strategic goals.

Our 2016 compensation awards reflect strong alignment between pay and performance. As described under “Proxy Highlights—Company Highlights” above, the 2016 compensation year represented transformative changes for HCP. We completed the QCP Spin-Off, reduced our tenant concentration and are continuing the establishment of our next generation of leadership. Despite the transitional challenges, our short-term financial results, as adjusted for the QCP Spin-Off, exceeded our initial expectations, resulting in above-target cash incentive awards. Our long-term performance, however, continued to lag our peers, which has resulted in the forfeiture or tracking forfeiture of all LTIP awards granted since the inception of our LTIP program in 2014. These results also demonstrate the rigor of our compensation program.

Our aggregate 2016 executive compensation included one-time cash awards for specified NEOs to recognize their tireless efforts during a very challenging transitional period, primarily with respect to the QCP Spin-Off and related transactions. We also provided initial equity awards and severance payments related to our management transitions, as further described under “2016 NEO Compensation—Management Transition Awards” and “Potential Payments upon a Termination or Change in Control—Severance Arrangements” in the Executive Compensation Tables section below. All severance payments were made pursuant to pre-existing contractual arrangements with our former officers. We did not enter any new employment agreements with our incoming executives in 2016.

2017 PROXY STATEMENT

WHY STOCKHOLDERS SHOULD APPROVE OUR EXECUTIVE COMPENSATION

At-risk incentive compensation tied to rigorous objective, quantitative, at-risk performance hurdles to support the Company’s financial and strategic goals

Pay practices aligned with stockholder interests to promote the creation of long-term value, while discouraging excessive risk-taking

Significant pay-for-performance alignment with limited discretionary components

Strong corporate governance and best practice compensation policies

Transparent compensation program and disclosure

COMPENSATION PHILOSOPHY AND OBJECTIVES

We aim to align the interests of our executives and stockholders through a transparent and rigorous compensation program. We incentivize our executives by offering a combination of performance-based and fixed compensation, with an appropriate mix of cash and equity. While individual goals and performance are considerations in compensation decisions, they are not the cornerstone of our program philosophy because we believe that executive compensation tied to Company objectives better drives long-term growth for stockholders.

KEY COMPENSATION OBJECTIVES

We grant a significant portion of each executive’s total compensation opportunity in the form of equity awards. The value of these awards depends upon the value of our common stock, which we believe further aligns executives’ interests with those of our stockholders. We believe this compensation philosophy also motivates our talented management team, promotes the execution of our business strategy in a manner that focuses on the creation of long-term stockholder value, encourages prudent risk management, and enhances retention of our executive team in a competitive marketplace for talent.

2016 COMPENSATION PROGRAM OVERVIEW

Consistent with our goals of aligning executive and stockholder interests and appropriately incentivizing our executives, the Compensation Committee has adopted a compensation program that incorporates a mix of fixed and at-risk pay incentives. In 2016, our compensation program consisted of the following elements, as detailed under “—2016 NEO Compensation” below:

COMPENSATION DISCUSSION AND ANALYSIS

NAMED EXECUTIVE OFFICERS AND APPLICABLE AWARD PROGRAMS

The table below lists the NEOs that are required to be included in the Summary Compensation Table under SEC rules, including: (i) all individuals who served as the principal executive officer (Ms. Martin and Mr. McKee) or principal financial officer (Messrs. Schoen, Anderson and Herzog); and (ii) the three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year (Messrs. Hutchens, Klaritch and McHenry). Because of the management transitions during 2016 and SEC disclosure requirements, the compensation for our NEOs was determined under varied plans with differing performance periods, as summarized in the table below.

For purposes of the CD&A, we group Ms. Martin and Messrs. Hutchens and Schoen together as the “Initial NEOs,” as they were generally subject to the 2016 STIP and LTIP from the beginning of the performance year. Ms. Martin and Mr. Schoen left the Company during 2016. Messrs. McKee and Herzog joined the Company as executives during 2016. Both were eligible for a cash incentive award related to 2016 performance, but Mr. McKee received an initial equity award and Mr. Herzog received make-whole and inducement equity awards, in lieu of a long-term equity incentive award for 2016 performance. We sometimes refer to all of the NEOs who are currently employed by the Company as the “Current NEOs” and to Ms. Martin and Mr. Schoen together as the “Former NEOs.”

Messrs. Klaritch, McHenry and Anderson are grouped together as the “Additional NEOs,” who were not eligible to participate in the 2016 STIP or LTIP. The Compensation Committee set maximum cash award opportunities for the 2016 performance period for Messrs. Klaritch and McHenry as potential NEOs for purposes of 2016 compensation disclosures. Mr. McHenry was not contemplated as a potential NEO in 2015, when the Compensation Committee set the maximum equity award opportunity for the 2015 performance period for Mr. Klaritch. Similarly, Mr. Anderson was not considered a potential NEO in 2015 or 2016. His cash and equity incentive awards presented in the Summary Compensation Table, together with Mr. McHenry’s equity incentive award for the 2015 performance period, were recommended by management and approved by the Committee consistent with other non-NEO executives.

NAMED EXECUTIVE OFFICER	CASH INCENTIVE AWARD PLAN/ DETERMINATION	CASH INCENTIVE AWARD PERFORMANCE PERIOD	EQUITY INCENTIVE AWARD PLAN/ DETERMINATION	EQUITY INCENTIVE AWARD PERFORMANCE PERIOD
INCOMING NEOs				
Michael D. McKee • Executive Chairman of the Board • Interim President and CEO from July 11, 2016 to December 31, 2016	Initial terms of employment	May-December 2016	N/A (Initial equity award granted in May 2016)	
Thomas M. Herzog • CEO • Executive Vice President and CFO from June 27, 2016 to December 31, 2016	2016 STIP	2016	N/A (Make-whole and Inducement equity awards granted in June 2016)	
INITIAL NEOs				
J. Justin Hutchens • President • Executive Vice President and Chief Investment Officer during 2016	2016 STIP	2016	2016 LTIP	3-Year LTIP: 2016-2018 Retentive LTIP: 2016
Lauralee E. Martin • Former President and CEO through July 11, 2016	2016 STIP	2016	2016 LTIP	3-Year LTIP: 2016-2018 Retentive LTIP: 2016
Timothy M. Schoen • Former Executive Vice President and CFO through May 22, 2016	2016 STIP	2016	2016 LTIP	3-Year LTIP: 2016-2018 Retentive LTIP: 2016
ADDITIONAL NEOs				
Troy E. McHenry • Executive Vice President, General Counsel and Corporate Secretary	Maximum opportunities set in March 2016	2016	Recommended by management	2015
Thomas M. Klaritch • Senior Managing Director — Medical Office Properties	Maximum opportunities set in March 2016	2016	Maximum opportunities set in March 2015	2015
Scott A. Anderson • Executive Vice President and Chief Accounting Officer • Interim Principal Financial Officer from May 22, 2016 to June 26, 2016	Recommended by management	2016	Recommended by management	2015

2017 PROXY STATEMENT

Our 2016 STIP and LTIP awards tie executive compensation directly to Company financial results over 1- and 3-year performance periods. ”Threshold,” “Target,” “High” and, with respect to the LTIP, “Extraordinary” award opportunities under these plans were set for eligible NEOs by the Compensation Committee, in consultation with FPL Associates, based on competitive market data, relative duties and responsibilities, the executive’s future advancement potential and his or her impact on HCP’s results. Corresponding performance hurdles were also set in early 2016, consistent with our annual operating plan and initial 2016 guidance. As described below, the STIP performance hurdles were adjusted to neutrally account for the projected effect of the QCP Spin-Off on the Company’s financial results. Actual awards are capped at the “High” opportunity under the STIP and at the “Extraordinary” opportunity under the LTIP. To the extent that a performance outcome falls between two other hurdles, the actual award is interpolated on a straight-line basis. Our executives will forfeit the entire award with no payout if performance results fall below the “Threshold” hurdle.

Our Additional NEOs were compensated in 2016 based on their individual performance and contributions to Company performance, consistent with our compensation practices for executive officers who do not participate in the STIP or LTIP.

One-time cash awards granted to our NEOs in connection with the QCP Spin-Off and an additional one-time cash award granted to Mr. McHenry are discussed under “2016 NEO Compensation—One-Time Cash Awards” below. Compensation arrangements for Messrs. McKee and Herzog in connection with their initial employment are described under “2016 NEO Compensation—Management Transition Awards” below. Information regarding severance arrangements for Ms. Martin and Mr. Schoen pursuant to their respective pre-existing employment agreements is included under “Potential Payments upon a Termination or Change in Control—Severance Arrangements” in the Executive Compensation Tables section below.

The award opportunities, performance metrics, application of award requirements and final determination award amounts for each NEO are detailed under “2016 NEO Compensation” below.

NEUTRAL ADJUSTMENTS TO INCENTIVE HURDLES AND RESULTS

The performance hurdles applicable to NEO cash incentive awards for 2016 were determined prior to the QCP Spin-Off. Under the terms of the 2016 STIP, the Compensation Committee is required to adjust the provisions of the STIP awards to the extent necessary to preserve the intended incentives and benefits of the awards after a material transaction or change in the Company’s capitalization. The Committee has not historically adjusted performance hurdles or results for any reason. In February 2017, however, the Committee approved adjustments to the performance metrics under the STIP, as well as 2016 cash incentive hurdles applicable to the other NEOs, to neutrally account for the projected effect of the QCP Spin-Off on the Company’s financial results. The methodology used to determine the adjustments was calculated objectively and was consistent with the approach of our peers in similar transactions.

As quantified in the table under “2016 NEO Compensation—Annual Cash Incentive Compensation—2016 STIP Awards,” the following adjustments were made:

•	Normalized FFO and FAD per share and same store cash NOI growth hurdles were adjusted to exclude the projected contributions from QCP assets, based on the contractual rent obligations set forth in our master lease with HCR ManorCare, Inc. (“HCRMC”) for the two remaining months in the performance period following the QCP Spin-Off.

•	The net debt to adjusted pro forma EBITDA hurdles were adjusted to reflect the net impact from the spin-off of the QCP assets and the resulting effect of using net proceeds to pay down existing debt.

Additionally, as indicated in the table under “2016 NEO Compensation—Annual Cash Incentive Compensation—2016 STIP Awards” below describing the STIP performance metrics, FFO and FAD per share results may be adjusted by the Compensation Committee to exclude the impact of specified items that are unrelated to the NEOs’ performance. The Committee has not chosen to exclude any such items from the STIP performance results in the past. In February 2017, however, the Committee determined to exclude $0.04 per share of development loan participation gains recognized in 2016 from normalized FFO and FAD per share for purposes of measuring Company performance contributions to the 2016 STIP awards. The Committee believes that these gains were unrelated to executive performance for the performance period and therefore should not augment the outcome of performance-based compensation.

The performance metrics under our 2016 LTIP and the normalized FFO per share hurdles for the Additional NEOs’ equity awards (based on 2015 performance) were not subject to adjustment as a result of the QCP Spin-Off or other items. The 2016 LTIP metrics are based on relative TSR performance, the calculation of which already takes into account the impact of the QCP Spin-Off. The normalized FFO per share hurdles for the Additional NEOs’ long-term incentive awards were based on 2015 performance, prior to the QCP Spin-Off, such that the spin-off did not have an effect on the outcome of the awards.

References in this proxy statement to the amounts associated with performance hurdles and results under the 2016 STIP and with respect to other 2016 cash incentive awards include the above adjustments.

COMPENSATION DISCUSSION AND ANALYSIS

2016 NEO COMPENSATION

The graphic below illustrates the mix of fixed pay (base salary) and at-risk pay incentives (cash incentive compensation and equity awards) for 2016 for our Current NEOs as a group, as presented in the Summary Compensation Table below. The aggregate compensation reflected below excludes one-time cash awards, as described under “One-Time Cash Awards” below. The forms and amounts of compensation realized by our NEOs to date with respect to these awards are discussed in detail below.

BASE SALARY

The Compensation Committee maintained 2016 base salaries at 2015 levels for Ms. Martin and Mr. Schoen. During 2016, the Committee increased the base salary levels for Mr. Hutchens and the Additional NEOs to reflect their increased responsibilities and contributions as our management team continues to evolve. Base salaries for Messrs. McKee and Herzog were set by the Compensation Committee upon the commencement of their employment.

NAME	2016 BASE SALARY ($)
Current NEOs
Michael D. McKee	500,000	(1)
Thomas M. Herzog	650,000	(2)
J. Justin Hutchens	650,000	(3)
Troy E. McHenry	400,000	(4)
Thomas M. Klaritch	400,000
Scott A. Anderson	400,000	(5)
Former NEOs
Lauralee E. Martin	800,000
Timothy M. Schoen	650,000

(1)	Mr. McKee was appointed Executive Chairman effective May 6, 2016. His 2016 salary was paid in a single lump sum in 2017.

(2)	Mr. Herzog was appointed Executive Vice President and CFO effective June 27, 2016.

(3)	Mr. Hutchens’ base salary was increased from $550,000 to $650,000 effective May 6, 2016 upon his promotion to Executive Vice President and Chief Investment Officer.

(4)	Mr. McHenry was promoted to Executive Vice President, General Counsel and Corporate Secretary effective February 5, 2016.

(5)	Mr. Anderson was promoted to Executive Vice President and Chief Accounting Officer effective January 13, 2016.

2017 PROXY STATEMENT

ANNUAL CASH INCENTIVE COMPENSATION

2016 STIP Awards

Based on the metrics and performance results described in more detail below, the Compensation Committee granted Ms. Martin and Messrs. Herzog and Hutchens cash incentive awards under the 2016 STIP as set forth in the table below. Above-expected performance in our senior housing, life science and medical office segments translated to above-target payouts under the 2016 STIP. Ms. Martin forfeited her STIP award opportunity upon the termination of her employment in accordance with her employment agreement. See “Potential Payments upon a Termination or Change in Control—Severance Arrangements” in the Executive Compensation Tables section below.

	AWARD OPPORTUNITY ($)			ACTUAL AWARD ($)
NAME	THRESHOLD	TARGET	HIGH
Current NEOs
Thomas M. Herzog	650,000	1,300,000	1,950,000	1,600,000
J. Justin Hutchens(1)	650,000	1,300,000	1,950,000	1,500,000
Former NEOs(2)
Lauralee E. Martin	800,000	2,000,000	3,200,000	N/A

(1)	Mr. Hutchens’ target award opportunity was increased from $1,100,000 to $1,300,000 in connection with his promotion to Executive Vice President and Chief Investment Officer on May 6, 2016.

(2)	Mr. Schoen was not eligible to participate in the 2016 STIP as a result of his announced resignation of employment prior to the Compensation Committee’s approval of the applicable award opportunities.

The Committee’s determination of the achievement of the performance goals was based on its analysis of results presented by management to the Board. For more information regarding our compensation development process, see “Compensation Policies and Practices—Compensation Consultant” through “—Compensation Assessment” below.

The 2016 STIP performance metrics and their relative weightings are illustrated in the graphic below. Seventy percent of the STIP opportunity (the “Company Performance Award”) was subject to the achievement of quantitative Company performance metrics for the 2016 performance period. The selected metrics and performance hurdles are tied to the achievement of operational and strategic objectives established by the Board and the Compensation Committee at the beginning of the performance period. The rationale for the choice of each of the specified metrics is explained below.

The remaining 30% of the STIP opportunity (the “Individual Performance Award”) was based on individualized performance objectives, subject to a threshold performance hurdle related to normalized FFO per share and the Compensation Committee’s negative discretion.

COMPENSATION DISCUSSION AND ANALYSIS

The table below summarizes the significance of each performance metric (and weighting) included in the 2016 STIP as a key indicator of the Company’s financial, operating and investment performance for purposes of determining executive compensation.

NORMALIZED FFO PER SHARE (10%)

•     FFO is a commonly used REIT financial metric defined by NAREIT; normalized FFO per share is adjusted to exclude the impact from litigation, severance, impairments/recoveries of non-depreciable assets, preferred stock redemption charges, foreign currency remeasurement gains (losses), and transaction-related items, including acquisition pursuit costs and certain non-recurring items resulting from strategic, financing and lease restructuring transactions, as well as other non-recurring items as determined by the Compensation Committee.

•      Allows stockholders to compare operating performance among REITs over time on a consistent basis.

•     May significantly impact the trading price of a REIT’s common stock and, therefore, may significantly impact TSR.

•      Relative weighting was reduced in 2016 over 2015 to permit the addition of a net debt to adjusted pro forma EBITDA metric.

NORMALIZED FAD PER SHARE (20%)

•     FAD has been a commonly used REIT financial metric; normalized FAD per share is adjusted to exclude the items described for normalized FFO above.

•      Measures long-term growth in cash flow that is available for distribution to stockholders.

•      Reflects ability to increase dividend growth.

SAME STORE CASH NOI GROWTH BY SEGMENT (15%)

•     Key internal performance metric that measures growth in our existing real estate portfolio (equivalent to same property portfolio cash (adjusted) NOI in our Annual Report).

•      Allows stockholders to compare year-over-year improvements in our income from established investments and our ability to manage property-level expenses.

•      Hurdles are set by reportable segment, which, prior to the third quarter of 2016 and for purposes of the 2016 STIP, consisted of (i) senior housing, (ii) post-acute/skilled nursing, (iii) life science, (iv) medical office and (v) hospital.

•      Relative weighting of each segment is based on its contribution to total same store cash NOI.

INVESTMENTS (15%)

•     Our strategy includes identifying and executing accretive investment transactions that, with appropriate risk-adjusted returns, are intended to maximize the benefit to our stockholders.

•      Hurdles are pegged to a specified dollar amount of investments with a baseline profit (0.25% in 2016) above the cost of capital (“spread equivalent”). The blended spread equivalent is multiplied by total investments to determine the outcome of the performance metric.

NET DEBT TO ADJUSTED PRO FORMA EBITDA (10%)

•     Added as a new metric in 2016 to promote a strong balance sheet and to balance the normalized FFO and FAD per share metrics and discourage overleveraging.

•     Reflects the strength of the balance sheet and the ability to generate sufficient earnings to meet debt obligations as the portfolio grows.

•     A strong balance sheet is especially important for REITs as they are required to distribute a substantial portion of their annual income to their stockholders.

•     A strong balance sheet also enables us to pursue acquisition and investment opportunities.

•     Balances normalized FFO and FAD per share metrics to prevent overleveraging the balance sheet.

2017 PROXY STATEMENT

Company Performance Awards

Our Compensation Committee sets executive compensation performance targets consistent with the Company’s strategic goals and in line with our initial guidance for the performance year. Our 2016 estimates, and consequently our performance targets, were generally lower than 2015 results due to management’s outlook on Company performance, in particular in connection with a change in the recognition of income from our HCRMC investments. Same store cash NOI growth metrics, however, were set based on projected growth in the applicable segments, excluding the post-acute portfolio.

Target performance hurdles for normalized FFO and FAD per share and same store cash NOI growth were originally set at the mid-point of our guidance for 2016. We do not publish guidance for investment or net debt to adjusted pro forma EBITDA, however, both targets were initially set in relation to our budgeted expectations. See “Neutral Adjustments to Incentive Hurdles and Results” above for information regarding adjustments to account for the QCP Spin-Off and other items unrelated to 2016 performance.

As shown in the table below, Company performance exceeded the “High” hurdle for purposes of the majority of the quantitative performance metrics under the 2016 STIP, consistent with the notable performance of our senior housing, life science and medical office segments, which outperformed our initial expectations. As a result, 66.1% of the total STIP award opportunity was paid out above target. Same store cash NOI growth for the post-acute segment met the “Target” hurdle, resulting in a target payout for 3.15% of the award opportunity. Our hospital portfolio performed below the “Threshold” hurdle level, resulting in no payout for 0.75% of the award opportunity. The remaining 30% of the award opportunity is discussed under “—Individual Performance Awards” below.

RELATIVE WEIGHTING	PERFORMANCE METRIC	ORIGINAL TARGET	ADJUSTED PERFORMANCE HURDLES(1)			ACTUAL RESULT(1)	OUTCOME
			THRESHOLD (50%)	TARGET (100%)	HIGH (150%)
20%	Normalized FAD per share	$2.65	$2.48	2.51	$2.54	$2.56	Exceeded High
15%	Same Store Cash NOI Growth:(2)
	6.15% Senior Housing	1.75%	1.25%	1.75%	2.25%	2.4%	Exceeded High
	3.15% Post-Acute	-0.6%	-1.9%	-1.4%	-0.9%	-1.4%	Target
	2.55% Life Science	6.7%	6.2%	6.7%	7.2%	7.7%	Exceeded High
	2.40% Medical Office	2.4%	1.8%	2.3%	2.8%	3.0%	Exceeded High
	0.75% Hospital	2.2%	1.7%	2.2%	2.7%	1.1%	Below Threshold
15%	Investments ($ in millions / spread equivalent)	$250 / 0.25%	$100 / 0.25%	$250 / 0.25%	$500 / 0.25%	$1,248 / 0.24%	Exceeded High
10%	Normalized FFO per share	$2.77	$2.61	2.64	$2.67	$2.70	Exceeded High
10%	Net Debt to Adjusted Pro Forma EBITDA	6.25x	5.8x	5.6x	5.4x	5.3x	Exceeded High

(1)	See “2016 Compensation Program Overview—Neutral Adjustments to Incentive Hurdles and Results.”

(2)	The relative weighting of each reportable segment (as constituted at the beginning of the 2016 performance period) is based on its contribution to total 2016 same store cash NOI growth.

Individual Performance Awards

The remaining 30% of the 2016 STIP award was based on individualized performance objectives and subject to a threshold normalized FFO per share representing 90% of the prior year’s normalized FFO per share, as adjusted for the QCP Spin-Off, which we exceeded. In determining the amount of the cash incentive award tied to individual performance objectives, the Compensation Committee took into consideration the eligible NEOs’ individual contributions to our financial and operational performance in 2016, and their individual accomplishments and performance relative to their objectives for the year.

Based on an assessment of individual performance, together with its discretion to reduce, but not increase, the individual performance award, the Compensation Committee determined that Messrs. Herzog and Hutchens had performed between the “Target” and “High” levels in 2016 for purposes of determining their individual performance awards. In making this determination, the Compensation Committee considered the executives’ contributions to the Company’s performance in its primary segments, which exceeded the Company’s expectations during 2016, as well as the significant efforts of Messrs. Herzog and Hutchens with respect to the QCP Spin-Off.

COMPENSATION DISCUSSION AND ANALYSIS

On an individual basis, Mr. Hutchens led the Company through over $1.2 billion in investments and contributed significantly to the execution of our Brookdale transactions. He also oversaw our senior housing portfolio, which outperformed our initial expectations, and effectively restructured our internal asset management operations. As a result of his increased responsibilities and contributions during 2016, Mr. Hutchens was promoted to Executive Vice President and Chief Investment Officer on May 6, 2016. He also provided effective leadership during the transitional management changes during the year.

Mr. Herzog joined the Company as Executive Vice President and CFO in June 2016. During the second half of the year, he led the QCP Spin-Off and the efforts to reduce our Brookdale concentration, and managed the transition of our next generation of leadership. With Mr. McKee, he was instrumental in developing our financing plan with improved credit metrics, positioning the Company for growth with a strong balance sheet and revitalized portfolio. He initiated the enhancement of our financial disclosures to provide more transparency and clarity. Mr. Herzog also strategically managed the finance and accounting teams to increase efficiency and effective integration.

Michael D. McKee

Pursuant to the terms of his employment approved by the Compensation Committee in May 2016, Mr. McKee was eligible for a target cash incentive opportunity equal to $1,000,000, subject to the discretion of the Committee to increase or decrease the target amount based on Mr. McKee’s performance. Mr. McKee was appointed interim President and CEO in July 2016, for which he did not receive additional compensation. Considering his significant responsibilities and considerable contributions during the 2016 performance period, and his interim service as President and CEO, the Committee approved a cash incentive award for Mr. McKee of $2,000,000 in February 2017.

In determining his cash incentive award, the Committee recognized Mr. McKee’s invaluable leadership through the transformative events of 2016. As our Executive Chairman and interim President and CEO, Mr. McKee provided the strategic vision that guided our corporate culture and goals. He successfully mentored our management team, which delivered strong results in our senior housing, life science and medical office segments. Mr. McKee also oversaw the extensive QCP Spin-Off process, while directing the search for our next generation of leadership. As stated above, with Mr. Herzog, Mr. McKee developed and executed our strategic financing plan to position the Company for revitalized growth. His guidance and contributions were key to our success in 2016.

Additional NEOs

The table below sets forth the 2016 cash incentive awards for our Additional NEOs, as well as the award opportunities for Messrs. Klaritch and McHenry. The maximum award opportunities were subject to a performance target equal to the target normalized FFO per share for the 2016 performance period under the 2016 STIP. To the extent that the Company did not reach the target but exceeded a threshold normalized FFO per share, Messrs. Klaritch and McHenry were eligible to receive a pro rata portion of the award. If normalized FFO per share did not reach the threshold hurdle, then these executives were not eligible for a cash incentive award. The final awards were also subject to the Committee’s discretion to reduce (but not increase) the award.

As described above, normalized FFO per share exceeded target performance under the 2016 STIP and therefore the target hurdle for purposes of determining compensation for Messrs. Klaritch and McHenry. The Committee exercised its negative discretion to grant cash incentive awards to Messrs. Klaritch and McHenry as set forth in the table below.

The Compensation Committee did not set a maximum award opportunity for Mr. Anderson, consistent with the compensation process for our non-NEO executives. He is considered an NEO in 2016 as result of his service as our Principal Financial Officer following Mr. Schoen’s termination of employment and until Mr. Herzog joined the Company. His award was recommended by management based on market and peer data provided by FPL Associates. See “Compensation Policies and Practices—Compensation Assessment” below.

NAME	MAXIMUM OPPORTUNITY ($)	ACTUAL AWARD ($)
Troy E. McHenry	800,000	400,000
Thomas M. Klaritch	800,000	591,940
Scott A. Anderson	N/A	360,030

2017 PROXY STATEMENT

In determining the amount of the Additional NEO’s cash incentive awards for the 2016 performance period, the Compensation Committee considered the following:

NAME	2016 INDIVIDUAL ACCOMPLISHMENTS
Troy E. McHenry	Promoted to Executive Vice President and General Counsel in early 2016
Key leadership contributions associated with the QCP Spin-Off and related transactions, including all legal aspects
Successful execution of investments and financing transactions in direct support of the Company’s strategic initiatives and objectives
Leadership in advancement of corporate governance best practices, stockholder outreach efforts, Board procedures and enhanced financial reporting
Continued execution and development of the Company’s public disclosures, including expanded transparency in the areas of governance, compensation and sustainability
Successful management and integration of the legal team during the executive management transitions of 2016
Significant process improvements across legal department, including enhancement of organization roles and operations
Thomas M. Klaritch	Strong leadership and management of our medical office segment
Enhanced both new and existing relationships with hospitals, health systems and developers
3.0% year-over-year increase in portfolio same store cash NOI, exceeding our 2016 initial guidance
Completed the acquisition of $211 million of medical office properties, expanding the portfolio by over 5%
Medical office segment occupancy for 2016 ended above 2015 at 92.1%; average occupancy exceeded 2015 at 91.5%
Enhanced our operational processes through the implementation of customer relationship management and facility benchmarking systems
Head of internationally recognized sustainability efforts (see “Proxy Highlights—Sustainability Highlights”)
Scott A. Anderson	Assumed Principal Financial Officer role during management transition
Led accounting aspects of QCP Spin-Off and related transactions
Executed the enhanced transparency and clarity of our financial disclosures

ONE-TIME CASH AWARDS

Our Compensation Committee determined to recognize the dedicated service of our Current NEOs involved with the QCP Spin-Off in addition to the annual cash incentive program. The QCP Spin-Off was a transformative event for the Company, resulting in the disposition of approximately 25% of the Company’s assets into a separate publicly traded company. Our executives not only worked tirelessly over a prolonged period but also showed the highest levels of professionalism and commitment through every challenge. Their efforts resulted in a successful performance year for the majority of our portfolios, with results exceeding our initial budgets and expectations, as adjusted for the QCP Spin-Off. Accordingly, the Committee awarded cash bonuses to the NEOs as indicated in footnote (3) to the Summary Compensation Table in November 2016 in connection with the completion of the QCP Spin-Off, based on their contributions and level of participation in the spin-off and related transactions. The Compensation Committee awarded an additional bonus of $100,000 to Mr. McHenry in recognition of his significant contributions during 2016, for which the Committee did not feel he was appropriately compensated relative to his peers.

MANAGEMENT TRANSITION AWARDS

The following is a description of the compensation approved by the Compensation Committee for Messrs. McKee and Herzog in connection with their initial appointments. The Committee, in consultation with FPL Associates, determined that this compensation was reasonable and appropriate in light of the qualifications, duties and responsibilities of each of these executives and, with respect to Mr. Herzog, the lost financial value he incurred and equity compensation he forfeited in leaving his former executive position. Additionally, in establishing Mr. Herzog’s 2017 compensation, the Committee took into account HCP’s leadership structure, consisting of both a full time Executive Chairman and a separate CEO, and the combined compensation of these two executive leaders, as well as Mr. Herzog’s limited tenure as a public company CEO. Based on these factors, the Committee established Mr. Herzog’s 2017 target

COMPENSATION DISCUSSION AND ANALYSIS

total compensation opportunity to approximate the market 25th percentile of our compensation peers, with the goal of adjusting his pay over a period of time based in part on his anticipated growth as CEO and track record for success. For more information regarding the Committee’s independent compensation consultant and our compensation development process, see “Compensation Policies and Practices—Compensation Consultant” through “—Compensation Assessment” below.

Michael D. McKee

In connection with his appointment as Executive Chairman effective May 6, 2016, Mr. McKee was entitled to receive the following:

•	A one-time RSU award with an aggregate grant date fair value of $2,500,000, which is subject to vesting in equal annual installments over three years beginning on the first anniversary of the grant date, generally subject to Mr. McKee’s continued service as our Executive Chairman. The grant date fair value of the award is reported in the Grants of Plan Based Awards During 2016 table in the Executive Compensation Tables section below.

•	A target cash incentive award opportunity for the 2016 performance period equal to $1,000,000, subject to the discretion of the Compensation Committee to increase or decrease the target amount based on Mr. McKee’s performance. For information regarding the actual cash incentive award paid to Mr. McKee, see “Annual Cash Incentive Compensation—Michael D. McKee” above.

Mr. McKee did not receive any additional compensation upon his appointment as our interim President and CEO.

Thomas M. Herzog

Mr. Herzog was appointed as Executive Vice President and CFO of the Company effective June 27, 2016. He was subsequently appointed as our CEO effective January 1, 2017.

In connection with his initial appointment as Executive Vice President and CFO, Mr. Herzog was entitled to receive the following:

•	A one-time target make-whole award of RSUs subject to both performance- and time-based vesting requirements (“PSUs”) with an aggregate grant date fair value of $2,000,000 that is subject to vesting in equal annual installments over three years beginning on the first anniversary of the grant date, generally subject to Mr. Herzog’s continued employment and consideration of the following performance criteria: (i) the Company’s financial performance relative to the same performance metrics as apply to the Initial NEOs, (ii) the Company’s financial performance subsequent to Mr. Herzog’s date of hire and (iii) Mr. Herzog’s individual performance and contributions to the Company’s financial performance, in each case with respect to the 2016 performance period. Determination of the actual amount of the award is subject to the Compensation Committee’s discretion, provided that the award shall vest at no less than 75% and no more than 125% of the target level.

•	A one-time inducement grant of RSUs with an aggregate grant date fair value of $2,000,000 that is subject to vesting in ratable annual installments over three years beginning on the first anniversary of the grant date, generally subject to Mr. Herzog’s continued employment.

•	A target cash incentive award opportunity for the 2016 performance period of $1,300,000. The actual amount of the annual cash incentive award was subject to the achievement of the same performance targets and other terms and conditions applicable to other senior executives generally under the 2016 STIP. For information regarding the actual cash incentive award paid to Mr. Herzog, see “Annual Cash Incentive Compensation—2016 STIP Awards” above.

•	Reimbursement for up to $150,000 of relocation expenses.

Beginning in 2017, Mr. Herzog is eligible for an annual equity award with a target aggregate grant date fair value of $1,300,000 (the “Annual Equity Award”). The Annual Equity Award is subject to the same vesting criteria and other terms and conditions applicable to other senior executives generally, as determined by the Compensation Committee.

The grant date fair value of the initial equity awards to Messrs. McKee and Herzog are reported in the Grants of Plan-Based Awards During 2016 table in the Executive Compensation Tables section below. As of the date of this proxy statement, the Compensation Committee has not determined the outcome of Mr. Herzog’s make-whole PSU award.

2017 PROXY STATEMENT

LONG-TERM EQUITY INCENTIVE COMPENSATION

All 2016 equity awards were granted in the form of RSUs and PSUs. We have not awarded stock options since 2014. Messrs. McKee and Herzog received equity grants in connection with their initial compensation arrangements, in lieu of a long-term equity award for 2016 performance, as described under “Management Transition Awards” above.

2016 LTIP Awards

The performance metrics and vesting criteria for the 2016 LTIP are illustrated in the graphic below. Sixty percent of the 2016 LTIP award is subject to the Company’s relative TSR ranking compared to the other constituents of the FTSE NAREIT Equity Health Care Index for the 3-year forward-looking performance period ending December 21, 2018 (3-Year LTIP). The remaining 40% of the 2016 LTIP award vests in three equal annual installments beginning on the first anniversary of the grant date, subject to a threshold normalized FFO per share hurdle for the 2016 performance year (Retentive LTIP).

Our Compensation Committee selected a relative TSR performance metric as the basis for our 3-Year LTIP awards because it allows stockholders to evaluate the Company’s performance in comparison to our peers, as selected by an independent, widely used, and highly regarded healthcare REIT index. It also mitigates the impact of broad market trends that are not reflective of our actual performance. The Committee also believes that the 2016 Retentive LTIP granted in the form of RSUs that vest over time independent of TSR promotes the retention of our talented management team, while still incentivizing a focus on long-term results because the ultimate value of the RSUs is tied to our stock price.

As noted above, the Compensation Committee, in consultation with FPL Associates, approved target 2016 LTIP opportunities for the Initial NEOs in January 2016, as set forth in the table below. The award opportunities were based on competitive market data, relative duties and responsibilities, and the executive’s future advancement potential and his or her impact on HCP’s results. The grant date fair values of the 2016 LTIP awards are reported in the Grants of Plan Based Awards During 2016 table in the Executive Compensation Tables section below.

NAME	3-YEAR LTIP(1) ($)	RETENTIVE LTIP ($)	TOTAL LTIP OPPORTUNITY(1) ($)
Current NEOs
J. Justin Hutchens	540,000	360,000	900,000
Former NEOs
Lauralee E. Martin	2,550,000	1,700,000	4,250,000
Timothy M. Schoen	900,000	600,000	1,500,000
(1)	The 2016 3-Year LTIP awards are currently forecast to net zero realized pay. See “Status of LTIP Award Programs” below.

For more information regarding the Compensation Committee’s independent compensation consultant and our compensation development process, including the determination of award opportunities, see “Compensation Policies and Practices—Compensation Consultant” through “—Compensation Assessment” below.

COMPENSATION DISCUSSION AND ANALYSIS

The Company exceeded the normalized FFO per share hurdle for the 2016 Retentive LTIP, and the first tranche of the award vested for Mr. Hutchens in February 2017. Ms. Martin’s 2016 Retentive LTIP award was accelerated in connection with the termination of her employment pursuant to her pre-existing contractual arrangements. Mr. Schoen forfeited his entire 2016 LTIP award upon the termination of his employment. For more information regarding the treatment of Ms. Martin’s and Mr. Schoen’s equity awards, see “Potential Payments upon a Termination or Change in Control—Severance Arrangements” in the Executive Compensation Tables section below. The 2016 3-Year LTIP award remains outstanding for Ms. Martin and Mr. Hutchens.

Additional NEOs

The table below sets forth the 2016 equity incentive awards for our Additional NEOs, as well as the maximum award opportunity for Mr. Klaritch approved by the Compensation Committee in March 2015 with respect to his 2015 performance. The equity grants to Messrs. Anderson and McHenry were based on their 2015 performance relative to their individual objectives for that year.

NAME	MAXIMUM OPPORTUNITY ($)	ACTUAL AWARD ($)
Troy E. McHenry	N/A	500,000
Thomas M. Klaritch	937,500	840,000
Scott A. Anderson	N/A	351,228

The maximum award opportunity for Mr. Klaritch was subject to a normalized FFO per share threshold of $2.74 and a normalized FFO per share target of $3.23, set by the Compensation Committee in consultation with FPL. To the extent that the Company did not reach the target but exceeded the threshold normalized FFO per share, Mr. Klaritch was eligible to receive a pro rata portion of the award. If normalized FFO per share did not reach the threshold hurdle, then Mr. Klaritch would not have been eligible for a cash incentive award. The final award was also subject to the Committee’s discretion to reduce (but not increase) the award.

As discussed in our 2016 proxy statement, the 2015 normalized FFO per share of $3.16 exceeded the threshold hurdle for Mr. Klaritch’s award. In January 2016, the Compensation Committee assessed Mr. Klaritch’s individual performance as well as the Company’s performance results relative to its operating and strategic goals for the 2015 performance year. The Committee considered Mr. Klaritch’s following achievements and contributions to Company performance in 2015:

Strong leadership and management of our medical office segment

13% year-over-year increase in consolidated medical office portfolio income

Significant medical office acquisition activity

91.9% medical office occupancy level

Head of internationally recognized sustainability efforts

Based on its assessment, the Compensation Committee granted Mr. Klaritch a long-term incentive RSU award of $840,000, which vests ratably over three years beginning on the first anniversary of the grant date.

2017 PROXY STATEMENT

STATUS OF LTIP AWARD PROGRAMS

As described under “Compensation Highlights—2016 Compensation Program Overview” in our Proxy Highlights, the Compensation Committee began updating our executive compensation program in 2014, focusing on rigorous objective, at-risk Company performance metrics rather than the full discretion of the Committee based on subjective individual performance. Our revised compensation program also moved away from our traditional backward-looking LTIP awards, with the complete transition to purely forward-looking LTIP award opportunities in 2016. The result has been a stronger pay for performance alignment, as described below.

The graphic below summarizes the performance periods, financial metrics and outcome, or tracking outcome, of our 3-year and 1-year LTIP awards in 2014, 2015 and 2016.

TSR-BASED LTIP AWARD STATUS

THROUGH DECEMBER 31, 2016

(1)	The performance period for these awards remains open and the payout percentage for these awards has not been determined. The payout percentage is reflected as 0% in the table to indicate that, if the performance period applicable to the award had ended as of December 31, 2016, the Company’s relative TSR ranking considered for purposes of the awards would have been below the applicable threshold level and the awards would have been forfeited. We make no prediction as to the future performance of our stock.

Since the inception of our updated compensation program, the performance periods for two PSU awards have been completed, the 2014 3-Year LTIP awards and the 2015 1-Year LTIP awards. In both cases, the entire award was forfeited because the Company did not achieve the threshold relative TSR ranking or, with respect to the 2014 award, the threshold net debt to adjusted pro forma EBITDA hurdle for the performance period.

As of December 31, 2016, the remaining 2015 LTIP awards for the 3-year performance period ending December 31, 2017 (the “2015 3-Year LTIP”) and 2016 3-Year LTIP awards are tracking to result in the complete forfeiture of all PSUs subject to the awards. None of our Current NEOs has an outstanding 2015 3-Year LTIP award, and only Mr. Hutchens has an outstanding 2016 3-Year LTIP award. Two of our former executives have outstanding 2015 3-Year LTIP awards and Ms. Martin has an outstanding 2016 3-Year LTIP award. The total amount realized from the award opportunities for the outstanding 3-Year LTIP awards will be finally determined following the 3-year performance periods ending December 31, 2017 and 2018, respectively.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF 2017 INCENTIVE COMPENSATION PROGRAM

Following the transformative events of 2016, our next generation of leadership recommended updates to our incentive compensation plan to better align with the Company’s strategic focus on portfolio quality, a strong balance sheet, and organic growth complemented by acquisitions and developments. Considering these goals, together with feedback from our stockholders and input from its independent compensation consultant, the Compensation Committee approved the following revisions to the 2017 incentive compensation program as compared to 2016:

2017 STIP UPDATES

•     Expanded the individuals eligible to participate in the STIP to include all NEOs and Senior Managing Directors;

•     Eliminated the FAD per share metric in response to SEC concerns regarding the use of FAD as a non-GAAP financial measure;

•     Eliminated the investments metric due to the potential to misalign personal and Company incentives, especially in a transition year;

•     Updated the same store cash NOI growth metric to reflect our current primary business segments of senior housing – triple net, senior housing – operating, life science and medical office;

•      Reallocated the 35% weightings from the eliminated metrics to performance goals related to our strategic goals as follows:

g    20% to earnings (normalized FFO per share);

g     5% to portfolio performance (same store cash NOI growth);

g    5% to balance sheet management (net debt to adjusted pro forma EBITDA); and

g    5% to individual performance; and

•      Clarified the basis of individual performance as an assessment of individual contributions to the Company’s financial and operational performance, as well as accomplishments relative to annual objectives. This assessment may also include an evaluation of the quality of our portfolio and investments, including lease credit and coverage ratios, investment performance relative to underwriting or budget, and other quantitative and qualitative performance metrics and trends as determined by the Compensation Committee.

2017 LTIP UPDATES

•     Simplified the relative TSR performance hurdles by eliminating the “Extraordinary” label, while retaining the same interpolated results (i.e., a ranking at the former 65th percentile “High” hurdle will still achieve the same 150% of the target award as provided under the 2016 LTIP).

•     Diversified the peer companies included in the relative TSR comparison by adding a second constituent group selected by a widely used and highly regarded independent REIT index, weighted at one-third of the total TSR-based LTIP award; the addition of the S&P 500 REIT Index reduces the number of smaller market and total capitalization REITs included in the weighted comparison that are not substantially comparable to HCP, while increasing the representation of more comparable REITs with larger capitalizations and similar degrees of complexity and growth trajectories.

In 2017, all of our senior executives will be subject to the STIP and LTIP. None of them have guaranteed incentive awards, and the Company does not anticipate any out-of-cycle award grants.

2017 PROXY STATEMENT

The following charts summarize the performance metrics and relative allocations of our 2017 STIP and 2017 LTIP.

The 2017 STIP performance hurdles and STIP and LTIP award opportunities will be disclosed in our 2018 proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION POLICIES AND PRACTICES

For additional information regarding our Clawback, Anti-Hedging and Anti-Pledging Policies, please see “Board of Directors and Corporate Governance—Corporate Governance and Policies.”

COMPENSATION RISK ASSESSMENT

We believe that any risks arising from our compensation program are not reasonably likely to have a material adverse effect on us for the reasons outlined below.

Base salaries are fixed in amount and thus do not encourage inappropriate or excessive risk taking. Our executive incentive compensation balances quantitative and qualitative performance assessments. While our annual cash incentive plan focuses on annual goals, we cap awards under the plan and require a threshold level of Company performance. Only once a pre-determined threshold is met are our executives also eligible for a cash incentive award based on individual performance criteria, which individual performance award may only be reduced (and not increased) by our Compensation Committee based on any factors it deems appropriate. The Committee believes that the STIP appropriately balances risk and the desire to focus executives on specific annual goals important to our success.

A substantial portion of our executives’ compensation is in the form of equity awards to further align executive and stockholder interests. The Compensation Committee believes that the LTIP awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our performance and stock price, and because the awards are subject to long-term vesting schedules or vesting based on forward-looking performance goals. Furthermore, our stock ownership guidelines help ensure that executives have significant value tied to our performance.

Furthermore, as discussed under “Board of Directors and Corporate Governance—Corporate Governance and Policies—Clawback Policy,” the executive officers are subject to a clawback policy, which permits HCP to recover incentive compensation received by such officers in the event the amount of the payment or award was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to noncompliance with a financial reporting requirement under securities laws.

POLICY REGARDING EXECUTIVE EMPLOYMENT AGREEMENTS

In May 2016, the Board adopted a Severance Plan and amended its CIC Plan (described under “Potential Payments upon a Termination or Change in Control—Severance Arrangements” below) to provide severance protections without the use of individual employment agreements with the Company’s executives. Our severance plans, in lieu of contractual arrangements, provide standardized severance benefits for our executives. Our general policy against executive employment agreements also eliminates guaranteed base salaries and incentive levels, which allows the Company to focus on pay for performance and other factors that the Compensation Committee deems relevant in setting executive compensation, without contractual restrictions.

Our President, Mr. Hutchens, is the only remaining executive with a separate employment agreement, which expires in September 2018 without an extension or renewal option. Thereafter, we anticipate that Mr. Hutchens will participate in our Severance Plan.

2017 PROXY STATEMENT

COMPENSATION CONSULTANT

Our Compensation Committee is authorized to retain independent counsel, compensation and benefits consultants, and other outside experts or advisors. Since November 2008, the Committee has retained FPL Associates as its compensation consultant. For 2016, FPL Associates advised the Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay and proportion of annual cash pay to long-term incentive pay) and setting compensation levels. FPL Associates also reviewed comparable equity REITs for 2016 and assisted the Committee with obtaining and evaluating current executive compensation data for these companies. The Committee made its 2016 compensation decisions, including those with respect to the NEOs, after consulting with FPL Associates.

FPL Associates reports directly to the Compensation Committee and works with management only on matters for which the Committee is responsible. During 2016, FPL Associates did not perform work for HCP other than pursuant to its engagement by the Committee. The Committee has assessed the independence of FPL Associates and concluded that its engagement of FPL Associates does not raise any conflict of interest with HCP or any of its directors or executive officers.

ADOPTION OF A COMPENSATION PEER GROUP

In developing our 2016 executive compensation program, our Compensation Committee considered market and peer data provided by FPL Associates. Based on FPL Associates’ recommendations, the Committee selected the following companies as our comparable compensation peer group for 2016. There were no changes to the peer group listed in the 2015 proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

PEER COMPANY COMPARISON

The peer companies selected for 2016 consist of S&P 500 equity REITs with large market capitalizations comparable to HCP. Prior to the QCP Spin-Off, HCP was one of the largest U.S. publicly traded REITs, with total assets above the median level of the peer group, although HCP’s enterprise value and market capitalization were below the median levels. Following the QCP Spin-Off, HCP became one of the smallest companies in its peer group in terms of enterprise value, market capitalization and total assets, but is poised for potentially significant growth. In making its compensation comparisons, the Compensation Committee takes into account, among other things, HCP’s enterprise value, market capitalization and total assets compared to the peer companies, as shown below:

COMPENSATION ASSESSMENT

In 2016, the Compensation Committee reviewed compensation data for executives at peer companies with positions comparable to those held by the NEOs. This data consisted of base salary, annual cash incentive award and equity award information, as well as total direct compensation paid by each of the peer companies as reflected in their proxy statements and related public filings. Although the Committee reviewed and discussed the compensation data provided by FPL Associates to help inform its decision making process, the Committee does not set or “benchmark” compensation levels at any specific point or percentile against the peer group data. As described above, the peer group data is only one point of information taken into account by the Committee in making compensation decisions.

Except as otherwise discussed in our CD&A with respect to the objective performance criteria that form the basis of our executive compensation program, the Compensation Committee’s executive compensation decisions for 2016 were subjective and the result of the Committee’s business judgment, which is informed by the experiences of the members of the Committee, input and peer group data provided by FLP Associates, and the Committee’s overall assessment of executive compensation trends.

2017 PROXY STATEMENT

STOCK OWNERSHIP GUIDELINES

The Compensation Committee believes that ownership of HCP securities promotes our executives’ focus on our long-term business objectives. Our stock ownership guidelines accordingly provide that executives at the level of executive vice president or higher own minimum levels of common stock and unvested stock awards (collectively, “HCP eligible securities”). All executives were required to achieve their mandatory holdings within five years of the adoption of the program or, as to newly hired or promoted executives, within five years of becoming subject to the guidelines.

Once subject to the guidelines, our CEO is required to own HCP eligible securities with a value equal to at least ten times his base salary, and our other NEOs are required to own HCP eligible securities with a value equal to at least six times their base salaries. Each of the other executive officers is required to own HCP eligible securities with a value equal to at least three times his base salary.

All of our NEOs who are subject to the stock ownership guidelines currently satisfy the ownership requirements.

NO CHANGE-IN-CONTROL TAX GROSS-UPS	None of our NEOs are entitled to a tax gross-up payment in the event they are subject to excise taxes imposed under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Code generally limits the deductibility of compensation paid to certain of our executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 paid by us to our NEOs (other than the CFO) during any year must qualify as “performance-based compensation” as determined under Section 162(m). Compensation generally qualifies as performance-based if, among other requirements, it is payable only upon the attainment of pre-established, objective performance criteria based on performance goals that have been approved by our stockholders.

The Compensation Committee’s policy is to take Section 162(m) into account in establishing the compensation of our executive officers to preserve deductibility when possible and consistent with the other goals of our executive compensation program. However, while the tax impact of any compensation arrangement is one factor considered, such impact is evaluated by the Committee in light of the Company’s overall compensation philosophy and objectives. The Committee may therefore design and award compensation for our executive officers that is not deductible if it determines that such approach is consistent with our philosophy and is in our and our stockholders’ best interests. Additionally, we qualify as a REIT under the Code and are not subject to federal income taxes, meaning that the payment of compensation that does not satisfy the requirements of Section 162(m) would not have a material adverse consequence to us as long as we qualify as a REIT under the Code. Furthermore, there is no guarantee that compensation intended to qualify under Section 162(m) will, in fact, be deductible.

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, as well as the Compensation Committee’s independent compensation consultant and legal advisors. Based upon this review and discussion, the Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

All directors who served on the Compensation Committee during 2016 were independent under applicable NYSE and SEC standards during the period of their service. Ms. Garvey and Messrs. Henry and Sullivan were Compensation Committee members during all of 2016. Mr. McKee served on the Compensation Committee until his appointment as Executive Chairman effective May 6, 2016, at which time Mr. Rhein became a member of the Compensation Committee.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Christine N. Garvey (Chair)

David B. Henry

Peter L. Rhein

Joseph P. Sullivan

EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE—2016

The Summary Compensation Table below quantifies the value of the different forms of compensation earned by or awarded to our NEOs for 2016, 2015 and 2014, in the manner and format required under applicable SEC rules.

NAME AND PRINCIPAL POSITION(S)	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)(3)	TOTAL ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael D. McKee(4)	2016	500,000	---	2,579,883	---	2,000,000	---	750,000	5,829,883
Interim President and CEO (through December 31, 2016)
Thomas M. Herzog(5)	2016	334,849	---	3,634,579	---	1,600,000	---	603,940	6,173,368
Executive Vice President and CFO (through December 31, 2016)
J. Justin Hutchens(6)	2016	615,000	---	996,535	---	1,500,000	---	360,600	3,472,135
Executive Vice President and Chief Investment Officer	2015	183,333	1,100,000	473,076	---	---	---	10,600	1,767,009
Troy E. McHenry(7)	2016	400,000	100,000	521,828	---	400,000	---	510,600	1,932,428
Executive Vice President, General Counsel and Corporate Secretary
Thomas M. Klaritch	2016	400,000	---	888,836	---	591,940	---	10,600	1,891,376
Executive Vice	2015	386,250	---	800,126	---	577,500	---	10,600	1,774,476
President—Medical Office Properties	2014	375,000	---	595,031	105,005	550,000	---	10,400	1,635,436
Scott A. Anderson(8)	2016	400,000	---	371,869	---	360,030	---	395,600	1,527,499
Interim Principal Financial Officer (May 22 to June 26, 2016)
Lauralee E. Martin(9)	2016	421,212	---	4,623,562	---	---	---	6,147,483	11,192,257
Former President	2015	800,000	---	4,682,856	---	1,385,280	---	10,600	6,878,736
and CEO	2014	800,000	---	8,539,471	675,005	2,400,000	---	32,832	12,447,318
Timothy M. Schoen(10)	2016	255,035	---	1,596,739	---	---	---	87,897	1,939,671
Former Executive	2015	558,333	---	1,377,340	---	717,420	---	10,600	2,663,693
Vice President and CFO	2014	550,000	---	1,304,670	103,124	1,350,000	---	10,400	3,318,194

(1)	The amounts reported in columns (e) and (f) of the table above for each fiscal year reflect the fair value on the grant date of the stock awards granted to our NEOs during the fiscal year. These grant date fair values include, in each case and as applicable, both annual equity awards and any one-time equity awards, such as awards in connection with a new hire or promotion described in footnotes (4), (5) and (6) below. For the grant date fair value of each stock award granted to an NEO in 2016, see the Grants of Plan-Based Awards During 2016 table. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s consolidated financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (e), see the discussion of stock awards and option awards contained in Note 16—Compensation Plans to HCP’s Consolidated Financial Statements, included as part of our Annual Report. Column (e) reflects the probable outcome of the performance conditions of the PSUs granted to the eligible NEOs under the 2016 LTIP. Assuming achievement of the highest level of performance, the grant date values of the PSU awards are as follows:

EXECUTIVE COMPENSATION TABLES

NAME	2016 ($)	2015 ($)	2014 ($)
Thomas M. Herzog	1,959,134	N/A	N/A
J. Justin Hutchens	1,230,258	N/A	N/A
Lauralee E. Martin	5,809,451	7,240,630	9,428,810
Timothy M. Schoen	1,993,322	2,129,639	1,440,479

Amounts in column (e) also include the incremental fair value of certain modifications made to outstanding stock awards in connection with the QCP Spin-Off. See the Grants of Plan-Based Awards During 2016 and Outstanding Equity Awards at December 31, 2016 tables for additional detail.

(2)	As described under “2016 NEO Compensation—Annual Cash Incentive Compensation” in our CD&A, each of our Current NEOs (other than Mr. Klaritch) received an annual cash incentive award for 2016, which, in each case, is reported in column (g) of the table above.

(3)	The 2016 amounts reported in column (i) of the table above consist of the items set forth in the following table. The “Spin-Off Bonuses” consist of one-time payments made to the applicable NEOs in recognition of their significant efforts in respect of the QCP Spin-Off and are described in more detail under “2016 NEO Compensation—One-Time Cash Awards” in our CD&A. Information regarding severance payments to Ms. Martin pursuant to her pre-existing employment agreement is included under “Potential Payments upon a Termination or Change in Control—Severance Arrangements” below.

NAME	401(K) MATCHING CONTRIBUTION ($)	SEVERANCE ($)	ACCRUED VACATION ($)	RELOCATION ($)	SPIN-OFF BONUS ($)	TOTAL ($)
Michael D. McKee	---	---	---	---	750,000	750,000
Thomas M. Herzog	---	---	---	3,940	600,000	603,940
J. Justin Hutchens	10,600	---	---	---	350,000	360,600
Troy E. McHenry	10,600	---	---	---	500,000	510,600
Thomas M. Klaritch	10,600	---	---	---	---	10,600
Scott A. Anderson	10,600	---	---	---	385,000	395,600
Lauralee E. Martin	10,600	6,047,513	89,370	---	---	6,147,483
Timothy M. Schoen	10,600	---	77,297	---	---	87,897

(4)	Mr. McKee was appointed as Executive Chairman on May 6, 2016 and served as our interim President and CEO from July 11, 2016 through December 31, 2016. The amount listed in column (e) for Mr. McKee reflects a one-time grant of RSUs made in connection with his appointment as Executive Chairman, as described under “2016 NEO Compensation—Management Transition Awards” in our CD&A. All compensation paid to Mr. McKee in connection with his service as our non-executive Chairman of the Board during 2016 is included in the Director Compensation table.

(5)	Mr. Herzog was appointed as our Executive Vice President and CFO effective June 27, 2016 and as our CEO effective January 1, 2017. The amount listed in column (e) for Mr. Herzog reflects a one-time grant of RSUs and PSUs made in connection with his appointment as our Executive Vice President and CFO, as described under “2016 NEO Compensation—Management Transition Awards” in our CD&A.

(6)	Mr. Hutchens’ 2015 cash incentive award listed in column (d) was granted pursuant to his employment agreement. The amount listed in column (e) for 2015 reflects a one-time equity award of RSUs in connection with his initial employment pursuant to his employment agreement. See “—Employment Agreements” below.

(7)	Mr. McHenry was promoted to Executive Vice President, General Counsel and Corporate Secretary effective February 5, 2016. The amount listed in column (d) reflects a one-time cash bonus in addition to his non-equity incentive plan compensation, as described under “2016 NEO Compensation—One-Time Cash Awards” in our CD&A.

(8)	Mr. Anderson, who has served as our Executive Vice President and Chief Accounting Officer since his promotion effective January 13, 2016, also served as our interim Principal Financial Officer from May 22, 2016 through June 26, 2016.

(9)	Ms. Martin’s employment with the Company terminated effective July 11, 2016. The 2014 amounts in columns (e) and (f) reflect one-time equity awards to Ms. Martin in connection with her initial employment in October 2013, as provided in her employment agreement, with a grant date fair value of $4,095,362. See “—Employment Agreements—Lauralee E. Martin” below. The Compensation Committee does not regard these inducement and retention awards as compensation for services performed in any given year.

(10)	Mr. Schoen resigned from the Company effective May 22, 2016.

2017 PROXY STATEMENT

EMPLOYMENT AGREEMENTS

The Company previously entered into employment agreements with Ms. Martin and Messrs. Hutchens and Schoen, the terms of which are described below.

J. Justin Hutchens

The Company entered into an employment agreement with Mr. Hutchens effective September 1, 2015, as amended, with a term of three years. The agreement provided Mr. Hutchens with an initial base salary of $550,000, which was increased to $650,000 upon his promotion to Executive Vice President and Chief Investment Officer in May 2016. The agreement provides that, beginning in 2016, Mr. Hutchens is eligible to receive an annual cash incentive award based on Company and individual performance as determined by the Compensation Committee. Mr. Hutchens is eligible to participate in the 2017 STIP, the terms of which are discussed under “Overview of Our 2017 Incentive Compensation Program” in our CD&A.

Under the agreement, Mr. Hutchens was eligible to receive an equity award in the first quarter of 2016 with a grant date fair value of approximately $600,000, subject to the vesting criteria of the 2016 LTIP awards granted to the other Incumbent NEOs and continued employment with the Company as of the applicable vesting date. The Compensation Committee determined to increase Mr. Hutchens’ 2016 target LTIP award opportunity to $900,000 in light of his performance and increasing responsibilities. The terms and allocation of the 2016 LTIP awards are discussed under “2016 NEO Compensation—Long-Term Equity Incentive Compensation” in our CD&A.

Mr. Hutchens is entitled to participate in the Company’s benefit plans made available generally to our senior executives, and to reimbursement of business expenses in compliance with Company policy.

The employment agreement with Mr. Hutchens also provides for certain benefits to be paid to him in connection with a termination of his employment during the term of the agreement either by HCP other than for “cause” or by Mr. Hutchens with “good reason” (as those terms are defined in the employment agreement, a “Qualified Termination”). If Mr. Hutchens is subject to a Qualified Termination within the first two years of his employment, he will be entitled to: (i) a lump sum cash payment equal to two times the sum of (a) his base salary at the annualized rate in effect on his termination date and (b) the greater of his annual cash incentive award for the last fiscal year for which the Compensation Committee has determined cash incentive awards for executives generally prior to the termination date (the “last cash incentive year”) or $1,100,000, and (ii) accelerated vesting of any portion of his then-outstanding equity awards that are scheduled to vest within two years following the termination date, except that performance-based awards will be held open until the end of the relevant performance period and, as to any portion of the award eligible to vest based on the level of performance achieved, he will be credited with two additional years of service after the termination date for purposes of applying any time-based vesting requirements applicable to the award.

If Mr. Hutchens is subject to a Qualified Termination during the third year of his employment, he will be entitled to: (i) continuation of his base salary at the annualized rate in effect on his termination date through the end of the term of his employment agreement, (ii) a lump sum cash payment equal to the lesser of (a) the average of his annual cash incentive awards for the last two fiscal years ending with the last cash incentive year and (b) the average of his annual cash incentive awards for his entire employment with HCP and (iii) accelerated vesting of any portion of his then-outstanding equity awards that are scheduled to vest by the end of the calendar year following the termination date, except that performance-based awards will be held open until the end of the relevant performance period and, as to any portion of the award eligible to vest based on the level of performance achieved, he will be credited with additional service through the end of the calendar year in which the termination date occurs for purposes of applying any time-based vesting requirements applicable to the award.

Additionally, if Mr. Hutchens is subject to a Qualified Termination, regardless of when the termination occurs, he will be entitled to reimbursement of COBRA premiums for 24 months.

Mr. Hutchens’ right to receive the severance benefits described above is contingent on his providing a general release of claims in favor of HCP and complying with certain non-solicitation and other restrictive covenants set forth in his employment agreement. In the event Mr. Hutchens becomes entitled to severance benefits under the CIC Plan described below, he would be entitled to receive the benefits provided under the CIC Plan and not the benefits provided under his employment agreement.

Lauralee E. Martin

The Company entered into an employment agreement with Ms. Martin on October 2, 2013, which was amended by the Amended 2013 Restricted Stock Award Agreement dated December 20, 2013 (the “Make-Whole Award Agreement” and together with the original employment agreement, the “Martin Employment Agreement”). During the three-year term of the Martin Employment Agreement, Ms. Martin was entitled to receive an annual base salary of $800,000, subject to annual review, and an annual cash incentive award with a target amount of $2,200,000. In 2015, Ms. Martin agreed to reallocate $200,000 of her target cash incentive opportunity to her LTIP opportunity. Ms. Martin was also eligible for annual equity awards during the term of the agreement, in such forms and amounts determined by the Compensation Committee in its discretion. Ms. Martin’s employment with the Company terminated on July 11, 2016. See “Potential Payments upon a Termination or Change in Control—Severance Arrangements—Lauralee E. Martin” below for information regarding benefits provided to Ms. Martin in connection with her termination of employment pursuant to her employment agreement.

EXECUTIVE COMPENSATION TABLES

Timothy M. Schoen

The Company entered into an employment agreement with Mr. Schoen on January 26, 2012, which was subsequently amended in April 2013 and October 2013. The amended employment agreement provided for an initial three-year term ending on October 1, 2016. Under the agreement, Mr. Schoen was entitled to receive an initial base salary of $500,000, which was subsequently increased to $650,000, and an annual cash incentive award based on Company and individual performance as determined by the Compensation Committee. Mr. Schoen was also entitled to participate in the Company’s benefit plans made available generally to our senior executives, and to reimbursement of business expenses in compliance with Company policy. Mr. Schoen resigned from the Company effective May 22, 2016. See “Potential Payments upon a Termination or Change in Control—Severance Arrangements—Timothy M. Schoen” below for information regarding benefits provided to Mr. Schoen in connection with his resignation.

GRANTS OF PLAN-BASED AWARDS DURING 2016

The following table presents information regarding the incentive awards granted to our NEOs during 2016, in the manner and format required under applicable SEC rules.

		ESTIMATED FUTURE PAYMENTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS				ESTIMATED FUTURE PAYMENTS UNDER EQUITY INCENTIVE PLAN AWARDS(1)			ALL OTHER STOCK AWARDS(1)		EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Sh)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(1)
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)		MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	NUMBER OF SHARES OF STOCK OR UNITS (#)	NUMBER OF SECURITIES UNDERLYING OPTIONS (#)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Michael D. McKee	---	---	1,000,000		---	---	---	---	---	---	---	---
	5/9/2016	---	---		---	---	---	---	79,837	---	---	2,579,910
Thomas M. Herzog	---	650,000	1,300,000		1,950,000	---	---	---	---	---	---	---
	6/27/2016	---	---		---	---	---	---	67,252	---	---	2,067,295
	6/27/2016	---	---		---	50,439	67,252	84,065	---	---	---	1,567,284
J. Justin Hutchens	---	650,000	1,300,000		1,950,000	---	---	---	---	---	---
	2/1/2016	---	---		---	---	---	---	11,423	---	---	371,513
	2/1/2016	---	---		---	8,566	17,131	34,262		---	---	615,123
Troy E. McHenry	---	---	---		800,000	---	---	---	---	---	---	---
	2/1/2016	---	---		---	---	---	---	15,864	---	---	515,947
Thomas M. Klaritch	---	---	---		800,000	---	---	---	---	---	---	---
	2/1/2016	---	---		---	---	---	---	26,649	---	---	866,713
Scott A. Anderson	---	---	351,250	(2)	---	---	---	---	---	---	---	---
	2/1/2016	---	---		---	---	---	---	11,144	---	---	362,432
Lauralee E. Martin	---	800,000	2,000,000		3,200,000	---	---	---	---	---	---	---
	2/1/2016	---	---		---	---	---	---	49,259	---	---	1,718,001
	2/1/2016	---	---		---	40,447	80,893	161,786	---	---	---	2,904,725
Timothy M. Schoen	---	---	---		---	---	---	---	---	---	---	---
	2/1/2016	---	---		---	---	---	---	16,563	---	---	600,077
	2/1/2016	---	---		---	12,421	24,842	49,684	---	---	---	996,661

(1)	Awards granted during 2016 that were adjusted in connection with the QCP Spin-Off include the adjusted number and grant date fair value of the awards computed in accordance with FASB ASC Topic 718. See footnote (1) to the Summary Compensation Table.

(2)	Representative amount based on Mr. Anderson’s prior year performance.

DESCRIPTION OF PLAN-BASED AWARDS

2014 Plan

All 2016 awards reported in the above table were granted under, and are subject to, the 2014 Plan, approved by our stockholders on May 1, 2014. The Compensation Committee administers the 2014 Plan and has the authority to interpret its provisions and make all required determinations under the plan.

Non-Equity Incentive Plan Awards

Our NEOs’ 2016 non-equity incentive awards reported in the above table are described under “2016 NEO Compensation—Annual Cash Incentive Compensation” in our CD&A.

2017 PROXY STATEMENT

Equity Incentive Awards

The Grants of Plan-Based Awards During 2016 table above reflects the PSU and RSU awards granted to our eligible NEOs, as described under “2016 NEO Compensation—Long-Term Equity Incentive Compensation” and “—Management Transition Awards” in our CD&A. Each PSU and RSU represents a contractual right to receive one share of our common stock, subject to the applicable time-based and performance-based vesting requirements.

2016 3-Year LTIP PSUs

The PSUs granted in respect of the 2016 3-Year LTIP cliff vest, if at all, subject to the achievement of performance criteria (based on forward-looking relative TSR) over a performance period from January 1, 2016 through December 31, 2018. If the employment of an NEO terminates due to death, disability or a qualified retirement or if HCP terminates the NEO without cause or the NEO terminates his or her employment for good reason, the PSUs will remain outstanding during the performance period and the eligible NEO will receive the number of units earned, if any, had the NEO remained employed with the Company until the end of the performance period. For each NEO, if there is a change in control of HCP during the performance period, the performance period for the PSUs will be shortened and performance will be determined based on such shortened period.

2016 Retentive LTIP RSUs

RSUs granted in respect of the 2016 Retentive LTIP vest in equal installments on the first, second and third anniversaries of the grant date subject to a performance hurdle related to normalized FFO per share for the 2016 performance period, which we exceeded. If the NEO’s employment terminates due to death, disability or a qualified retirement or if HCP terminates the NEO without cause or the NEO terminates his or her employment for good reason, the RSUs will fully vest as of the severance date. In the event of a change in control of HCP, the RSUs will be treated in accordance with the CIC Plan.

Other 2016 RSUs

The RSUs granted in 2016 to the Additional NEOs with respect to 2015 performance and to Messrs. McKee and Herzog in connection with their initial employment vest in equal installments on the first, second and third anniversaries of the grant date, generally subject to the executive’s continued employment as of the applicable vesting date. Mr. Herzog’s make-whole award is also subject to performance criteria with respect to the 2016 performance period, as described under “Management Transition Awards—Thomas M. Herzog” in our CD&A above. All of the foregoing RSUs will fully vest as of the severance date if the executive’s employment terminates due to death, disability or a qualified retirement or if HCP terminates the executive without cause or the executive terminates his employment for good reason. In the event of a change in control of HCP, the RSUs will be treated in accordance with the CIC Plan.

Other Terms

Vested RSUs and PSUs are payable in an equal number of shares of our common stock. Payment will generally be made as the units vest, although the NEO may elect to have the units paid on a deferred basis. The NEO does not have the right to vote or dispose of the units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends paid by HCP during the term of the award on a number of shares equal to the number of outstanding and unpaid units then subject to the award. Such payments are made concurrently with the related dividends paid to our stockholders. However, dividend equivalents that would otherwise be paid during the applicable performance period with respect to the 2016 3-Year LTIP PSUs will instead accrue and be paid at the end of the performance period based on the number of units actually earned if the related performance goals for the award are satisfied (and forfeited to the extent the related performance goals are not satisfied).

EXECUTIVE COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

In connection with the QCP Spin-Off, neutral adjustments were made to outstanding equity awards held by our employees, including the NEOs, in accordance with FASB ASC Topic 718. Unvested RSUs, unvested PSUs and unvested or vested unexercised stock options were adjusted to preserve their intrinsic value based on the value of the shares before and after the QCP Spin-Off. The following table presents, in the manner and format required under applicable SEC rules, information regarding the adjusted outstanding equity awards held by each of our NEOs at December 31, 2016.

										EQUITY INCENTIVE PLAN AWARDS
NAME	AWARD GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS HAVE NOT VESTED ($)(1)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)	(i)		(j)
Michael D. McKee(2)	5/9/2016	---	---		---	---	79,837	(3)	2,372,756	---		---
	4/28/2016						3,448	(4)	102,475
	5/6/2014						1,150	(5)	34,178
	4/25/2013						862	(6)	25,619
Thomas M. Herzog	6/27/2016	---	---		---	---	67,252	(7)	1,998,729	---		---
	6/27/2016	---	---		---	---	---		---	67,252	(8)	1,998,729
J. Justin Hutchens	2/1/2016	---	---		---	---	11,423	(9)	339,492	---		---
	2/1/2016	---	---		---	---	---		---	17,131	(10)	509,133
	9/1/2015	---	---		---	---	9,896	(11)	294,109	---		---
Troy E. McHenry	2/1/2016	---	---		---	---	15,864	(9)	471,478	---		---
	2/2/2015	---	---		---	---	3,770	(12)	112,044	---		---
	2/3/2014	5,151	2,576	(13)	33.79	2/3/2024	1,429	(13)	42,470	---		---
	1/28/2013	2,855	952	(14)	40.83	1/28/2023	677	(14)	20,120	---		---
	1/30/2012	3,264	---		36.23	1/30/2022	---		---	---		---
	1/27/2011	7,126	---		32.16	1/27/2021	---		---	---		---
Thomas M. Klaritch	2/1/2016	---	---		---	---	26,649	(9)	792,008	---		---
	2/2/2015	---	---		---	---	12,994	(12)	386,182	---		---
	2/3/2014	21,172	10,587	(13)	33.79	2/3/2024	5,871	(13)	174,486	---		---
	1/28/2013	13,719	4,574	(14)	40.83	1/28/2023	3,254	(14)	96,709	---		---
	1/30/2012	14,955	---		36.23	1/30/2022	---		---	---		---
	1/27/2011	25,028	---		32.16	1/27/2021	---		---	---		---
	1/29/2010	35,014	---		24.67	1/29/2020	---		---	---		---
	1/30/2009	82,532	---		20.31	1/30/2019	---		---	---		---
	1/25/2008	51,719	---		27.80	1/25/2018	---		---	---		---
Lauralee E. Martin	2/1/2016	---	---		---	---	---		---	80,893	(10)	2,404,140
	2/3/2014	113,419	---		33.79	2/3/2024	---		---	---		---
	2/3/2014	90,735	---		33.79	2/3/2024	---		---	---		---
Timothy M. Schoen	2/3/2014	31,190	---		33.79	2/3/2024	---		---	---		---
	1/28/2013	26,342	---		40.83	1/28/2023	---		---	---		---
	1/30/2012	20,395	---		36.23	1/30/2022	---		---	---		---
	1/27/2011	12,514	---		32.16	1/27/2021	---		---	---		---
Scott A. Anderson	2/1/2016	---	---		---	---	11,144	(9)	331,200	---		---
	2/2/2015	---	---		---	---	5,333	(12)	158,497	---		---
	2/3/2014	9,452	4,726	(13)	33.79	2/3/2024	2,621	(13)	77,896	---		---
	1/28/2013	6,220	2,074	(14)	40.83	1/28/2023	1,475	(14)	43,837	---		---
	1/30/2012	5,524	---		36.23	1/30/2022	---		---	---		---
	1/27/2011	5,970	---		32.16	1/27/2021	---		---	---		---
	1/29/2010	3,335	---		24.67	1/29/2020	---		---	---		---

(1)	The dollar amounts shown in columns (h) and (j) are determined by multiplying the number of shares or units reported in columns (g) or (i) respectively by $29.72 (the closing price of our common stock on the last trading day of fiscal year 2016).

2017 PROXY STATEMENT

(2)	Includes outstanding RSU awards granted in connection with Mr. McKee’s service as an Independent Director prior to his appointment as Executive Chairman.

(3)	The unvested portions of this award are scheduled to vest in three equal installments on May 9, 2017, May 9, 2018 and May 9, 2019.

(4)	The unvested portion of this Independent Director award is scheduled to vest on April 28, 2017.

(5)	The unvested portion of this Independent Director award is scheduled to vest on May 6, 2017.

(6)	The unvested portion of this Independent Director award is scheduled to vest on April 25, 2017.

(7)	The unvested portions of this award are scheduled to vest in three equal installments on June 27, 2017, June 27, 2018 and June 27, 2019.

(8)	Subject to the satisfaction of applicable performance criteria, the unvested portions of this award are scheduled to vest upon the determination of the performance results by the Compensation Committee prior to the first scheduled vesting of the award on June 27, 2016. The number of shares reported is based on the achievement of target performance goals.

(9)	The unvested portions of these awards are scheduled to vest in three equal installments on February 1, 2017, February 1, 2018 and February 1, 2019.

(10)	Subject to the satisfaction of applicable performance criteria, the unvested portions of these awards are scheduled to vest upon certification of the performance results by the Compensation Committee following the performance period ending February 1, 2019. The number of shares reported is based on the achievement of target performance goals.

(11)	The unvested portions of this award are scheduled to vest in two equal installments on September 1, 2017 and September 1, 2018.

(12)	The unvested portions of these awards are scheduled to vest in two equal installments on February 2, 2017 and February 2, 2018.

(13)	The unvested portion of these awards is scheduled to vest on February 2, 2017.

(14)	The unvested portion of these awards is scheduled to vest on January 28, 2017.

OPTION EXERCISES AND STOCK VESTED DURING 2016

The following table presents information regarding the exercise of stock options by NEOs during 2016 and the vesting of other stock awards during 2016 that were previously granted to our NEOs, in the manner and format required under applicable SEC rules.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($) (1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (1)
(a)	(b)	(c)	(d)	(e)
Michael D. McKee(2)	---	---	5,500	186,538
Thomas M. Herzog	---	---	---	---
J. Justin Hutchens	---	---	4,305	169,316
Troy E. McHenry	---	---	4,085	146,736
Thomas M. Klaritch	---	---	16,399	588,442
Scott A. Anderson	---	---	7,265	260,612
Lauralee E. Martin(3)	---	---	301,370	11,129,355
Timothy M. Schoen	5,222	48,016	17,763	634,573

(1)	The dollar amount shown in column (c) above for option awards is determined by multiplying (i) the number of shares of HCP common stock to which the exercise of the option related, by (ii) the difference between the per share sales price of the HCP common stock received by the NEO and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per share closing price of HCP common stock on the trading day prior to the vesting date. The values reported in the table above do not represent the actual cash value realized by the named individual upon the vesting of shares to the extent such individual did not immediately sell the shares upon vesting.

(2)	For Mr. McKee, the amounts reported in columns (d) and (e) above include 5,500 RSUs that vested in connection with his service as an Independent Director prior to his appointment as Executive Chairman, with a value realized upon vesting of $186,538.

(3)	For Ms. Martin, the amounts reported in columns (d) and (e) above include 2,250 RSUs that vested in connection with her service as an Independent Director prior to her election as President and CEO, with a value realized upon vesting of $78,900. Also includes shares acquired upon accelerated vestings in connection with Ms. Martin’s termination of employment, pursuant to her pre-existing contractual arrangements. See “Potential Payments upon a Termination or Change in Control —Severance Arrangements—Lauralee E. Martin” below.

EXECUTIVE COMPENSATION TABLES

NON-QUALIFIED DEFERRED COMPENSATION DURING 2016

Pursuant to his initial compensation arrangements approved by the Compensation Committee, Mr. McKee’s 2016 salary was deferred until 2017.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Michael D. McKee	500,000 (1)	---	---	---	500,000

(1)	The amount displayed in column (b) above represents the entire amount of Mr. McKee’s base salary for 2016, as disclosed in column (c) of the Summary Compensation Table above.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to our Current NEOs in connection with a termination of their employment with HCP and/or a change in control of HCP. You should read this section in combination with “Description of Plan-Based Awards—Equity Incentive Awards” above, which describes the treatment of outstanding equity-based awards held by our NEOs upon a termination or change in control of HCP, and “Summary Compensation Table–2016—Employment Agreements” above, which describes the termination provisions included in Mr. Hutchens’ employment agreement.

SEVERANCE PLANS

Executive Severance Plan

We provide competitive severance benefits to attract and retain key employees with outstanding talent and ability. On May 6, 2016, the Compensation Committee approved the Severance Plan, effective as of the same date. The Committee determined that the adoption of the Severance Plan in lieu of entering into individual employment agreements with our executives was consistent with compensation best practices. See “Compensation Policies and Practices—Policy Regarding Executive Employment Agreements” in our CD&A above.

The Severance Plan is intended to provide severance benefits to employees who are selected by the Compensation Committee to participate, including each Current NEO, other than Mr. Hutchens, who is a party to the employment agreement described above, upon a termination of employment by us without “cause” (as defined in the Severance Plan) other than in circumstances in which the participant would receive benefits under the CIC Plan (described under “—Executive Change in Control Severance Plan” below). Mr. Hutchens will become eligible to participate in the Severance Plan upon the expiration of his employment agreement, if selected by the Committee.

Upon a qualifying termination of employment, an NEO will generally be entitled to receive the following benefits under the Severance Plan: (i) cash installment payments equal to two times the sum of (a) the NEO’s base salary plus (b) the target bonus in effect for the year of termination plus (c) the expected cost of the NEO’s COBRA premiums for medical coverage for 12 months; and (ii) a lump sum cash payment equal to the NEO’s pro-rated annual cash incentive award amount for the year of termination, paid at such time as the award would have been paid had the NEO not been terminated.

In addition, the NEO’s outstanding unvested equity awards (other than performance-based awards) will generally become fully vested under the Severance Plan upon a qualifying termination of employment, except that unvested RSU awards will continue to vest according to their terms for 24 months, at which time any awards that remain unvested will become fully vested. The NEO’s outstanding performance-based equity awards will continue in accordance with their terms with respect to the performance requirements following the qualifying termination of the executive’s employment, although such awards will become fully vested with respect to any time-based vesting requirements.

An NEO’s right to receive benefits under the Severance Plan is subject to his or her execution of a general release of claims against us, and his or her agreement to confidentiality, non-solicitation and non-competition restrictive covenants.

Payments (or benefits payable) to an NEO under the Severance Plan will, to the extent applicable, either be reduced to avoid excise taxes under Sections 280G and 4999 of the Code or be paid in full (with the NEO paying any such excise taxes), whichever option places the NEO in the best after-tax position.

2017 PROXY STATEMENT

Executive Change in Control Severance Plan

On May 6, 2016, the Compensation Committee approved an amendment and restatement of the CIC Plan to revise the method for calculating severance payments that are determined with reference to a participant’s annual bonus in order to conform to the terms of the Severance Plan, and to make other clarifying and conforming changes, including changes relating to compliance with Section 409A of the Code.

Our CIC Plan does not include any gross-up for excise taxes imposed under Sections 280G and 4999 of the Code on the benefits payable to participants in connection with a change in control. All of our current officers are participants in the CIC Plan and are not entitled to such tax gross-ups under the CIC Plan or any other agreement with the Company.

Other features of the CIC Plan, as described more fully below, include:

•	“Double trigger,” meaning that officers are entitled to severance payments under the CIC Plan only in the event of a qualifying termination of employment within two years of a change in control;

•	“Severance multiplier” of two for all officers (other than Mr. McKee and, effective as of January 1, 2017, Mr. Herzog, who have a severance multiplier of three); and

•	Payments (or benefits) payable to a participant under the CIC Plan will either be reduced to avoid excise taxes under Sections 280G and 4999 of the Code or be paid in full (with the participant paying any such excise taxes), whichever option places the participant in the best after-tax position.

In the event a participant would be entitled to severance under the CIC Plan and an employment agreement, the CIC Plan provides that such participant will only receive severance under the CIC Plan. Under the CIC Plan, if a change in control of HCP occurs during the term of the CIC Plan and a participant’s employment with HCP is terminated by HCP without cause or by the participant for good reason within the two-year period following the change in control, the participant will generally be entitled to receive the following benefits: (i) a cash lump sum payment equal to the participant’s severance multiplier times the sum of (a) the participant’s base salary plus (b) the target bonus in effect for the year of termination; (ii) a lump sum cash payment equal to the expected cost of premiums for medical coverage pursuant to COBRA for the number of years represented by the severance multiplier; (iii) if not then fully vested, full vesting in the participant’s benefits under HCP’s non-qualified retirement plans plus a lump sum cash payment equal to the participant’s then unvested benefits under HCP’s 401(k) plan; and (iv) a lump sum cash payment equal to the participant’s pro-rated annual cash incentive award amount for the year of termination (with the “annual cash incentive award amount” being determined as described in clause (i)(b) above). For these purposes, the terms “cause,” “good reason” and “change in control” are each defined in the CIC Plan.

In addition, in the event a participant is entitled to severance benefits under the CIC Plan, the participant’s equity-based awards (other than performance-based awards), to the extent then outstanding and not otherwise vested, will generally become fully vested, and the participant’s outstanding stock options will generally remain exercisable for one year (two years for each individual serving as CEO or Executive Chairman) after the date of termination of the participant’s employment (but in no event later than the expiration date of the option). Except as otherwise specifically provided in the applicable award agreement, the participant’s equity-based awards that are then outstanding and subject to performance-based vesting requirements will continue in accordance with their terms with respect to the performance requirements, although such awards will become fully vested with respect to any time-based vesting requirements. As noted above, equity-based awards outstanding under the 2014 Plan will also generally vest if the awards are to be terminated in connection with the transaction and not assumed or continued by an acquiring entity. If the awards had been terminated in such circumstances on December 31, 2016, the equity acceleration value included in the table above (assuming the performance-based vesting requirements were satisfied at target levels) would be provided in connection with the termination of the awards and would not be included again if the NEO’s employment subsequently terminated.

A participant’s right to receive benefits under the CIC Plan is subject to the execution of a release of claims in favor of HCP upon the termination of the participant’s employment. Participants are also subject to confidentiality, non-solicitation and non-competition restrictive covenants under the CIC Plan.

SEVERANCE ARRANGEMENTS

Lauralee E. Martin

On July 11, 2016, Lauralee E. Martin and the Company entered into a Separation and General Release Agreement pursuant to which Ms. Martin’s employment with the Company terminated effective July 11, 2016. The separation agreement memorialized the material severance payments and benefits required under her pre-existing employment agreement.

The separation agreement provides for the following payments and benefits in connection with Ms. Martin’s termination of employment: (i) salary continuation in an aggregate amount equal to $6,000,000, payable in equal installments in accordance with the Company’s normal payroll practice over a 24-month period, provided that the payments that would otherwise be paid during the first 6 months following her termination date shall instead be paid on January 12, 2017; (ii) reimbursement of any COBRA premiums incurred for up to 24 months following her termination date; (iii) a lump sum payment of $10,000, representing

EXECUTIVE COMPENSATION TABLES

transition-related expenses and payable within 10 days following her termination date; and (iv) continued directors’ and officers’ insurance coverage for 6 years following her termination date under applicable Company policies. Ms. Martin also received $89,370 for accrued vacation time pursuant to our general policy applicable to all employees.

As required under her employment agreement, all of Ms. Martin’s outstanding RSUs that were subject to time-based vesting conditions and the RSUs she was granted in respect of her service as an Independent Director vested upon her termination date. Her performance-based PSUs granted in 2014 and 2015 (and their accrued dividend equivalents) vested based on target performance upon her termination date, and performance-based PSUs granted in 2016 (and their accrued dividend equivalents) remain outstanding and will vest (if at all) based on achievement of applicable performance goals for the performance period ending December 31, 2018. Ms. Martin’s restricted stock awards vested in connection with her separation, but remain subject to transfer restrictions until December 31, 2018. Ms. Martin’s outstanding options were also extended to remain exercisable for the remainder of their term.

Timothy M. Schoen

Mr. Schoen resigned from the Company effective May 22, 2016. Mr. Schoen did not receive any severance payments or the accelerated vesting of any outstanding equity awards in connection with the termination of his employment with the Company. Mr. Schoen’s outstanding options will remain exercisable until May 22, 2018. Mr. Schoen received $77,297 for accrued vacation time pursuant to our general policy applicable to all employees.

ESTIMATED SEVERANCE AND CHANGE-IN-CONTROL BENEFITS

Severance Benefits

The following table presents our estimate of the amount of the benefits to which the Current NEOs would have been entitled had their employment terminated under the indicated circumstances pursuant to the terms of the Severance Plan or, with respect to Mr. Hutchens, his employment agreement (other than in connection with a change in control) on December 31, 2016. The chart assumes that the executive would not be entitled to receive the benefits provided under the CIC Plan in connection with such a termination of employment.

	TERMINATION BY HCP WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON(1)				TERMINATION DUE TO EXECUTIVE’S DEATH OR DISABILITY(1)
NAME	CASH SEVERANCE ($)(2)	CONTINUATION OF HEALTH/LIFE BENEFITS ($)	EQUITY ACCELERATION ($)(3)	TOTAL ($)	CASH SEVERANCE ($)	CONTINUATION OF HEALTH BENEFITS ($)	EQUITY ACCELERATION ($)(3)	TOTAL ($)
Michael D. McKee	3,000,000	3,885	2,661,337	5,665,222	---	---	2,661,337	2,661,337
Thomas M. Herzog	3,900,000	39,866	3,997,459	7,937,325	---	---	3,997,459	3,997,459
J. Justin Hutchens	3,500,000	44,048	1,097,352	4,641,400	---	---	1,097,352	1,097,352
Troy E. McHenry	1,600,000	61,151	646,113	2,307,264	---	---	646,113	646,113
Thomas M. Klaritch	1,983,880	44,048	1,449,385	3,477,313	---	---	1,449,385	1,449,385
Scott A. Anderson	1,520,060	61,151	611,430	2,192,641	---	---	611,430	611,430

(1)	Ms. Martin and Mr. Schoen have been omitted from this table as their employment was terminated prior to December 31, 2016. Information regarding payments to Ms. Martin and Mr. Schoen in connection with their respective terminations is included under “—Severance Arrangements” above.

(2)	As described above under “—Severance Plans—Executive Severance Plan” and as quantified in this column, the Severance Plan provides for a cash severance payment in the event of a qualifying termination of employment, based on a multiple of base salary and annual bonus. For purposes of the Severance Plan, the annual bonus component of the severance payment is based on such individual’s target bonus amount in effect on the date of termination. For Messrs. Klaritch, McHenry and Anderson, who did not have a target bonus, the amounts set forth above are based on the actual annual bonus received in respect of 2016. Additionally, the Severance Plan provides for the payment of a pro-rated annual cash incentive amount for the year of termination, which, assuming a termination on December 31, 2016, would have resulted in the following awards: Mr. McKee, $1,315,068; Mr. Herzog, $824,110; Mr. McHenry, $400,000; Mr. Klaritch, $591,940; and Mr. Anderson, $360,030. In order to avoid duplication, these amounts are not included in the table above because they represent the actual annual cash incentives paid to the executives for 2016 and have been included as 2016 compensation for the executives in the Summary Compensation Table above. Mr. Hutchens is not a participant in the Severance Plan and is instead eligible to receive a cash severance payment in the event of a qualifying termination of employment under his employment agreement, as described under “Summary Compensation Table–2016—Employment Agreements—J. Justin Hutchens” above.

(3)	These columns report the intrinsic value of the unvested portions of the executive’s equity awards that would accelerate in the circumstances described above. For options, this value is calculated by multiplying the amount (if any) by which $29.72 (the closing price of our common stock on the last trading day of the 2016 fiscal year) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For RSU awards, this value is calculated by multiplying $29.72 by the number of units subject to the accelerated portion of the award. We have included the value related to accelerated vesting of awards in the table above assuming the performance-based vesting requirements were satisfied at target levels.

2017 PROXY STATEMENT

Change-in-Control Severance Benefits

The following table presents our estimate of the benefits to which each of the Current NEOs would have been entitled had a change in control occurred on December 31, 2016 (and, as applicable, the executive’s employment with HCP had terminated under the circumstances described above on such date before any excise-tax reduction under our CIC Plan described above).

NAME(1)	CASH SEVERANCE ($)(2)	CONTINUATION OF HEALTH/LIFE BENEFITS ($)(3)	EQUITY ACCELERATION ($)(4)	TOTAL ($)
Michael D. McKee	4,500,000	5,828	2,661,337	7,167,165
Thomas M. Herzog	3,900,000	39,866	3,997,459	7,937,325
J. Justin Hutchens	3,900,000	44,048	1,097,352	5,041,400
Troy E. McHenry	1,600,000	61,151	625,992	2,287,144
Thomas M. Klaritch	1,983,880	44,048	1,449,385	3,477,313
Scott A. Anderson	1,520,060	61,151	611,430	2,192,641

(1)	Ms. Martin and Mr. Schoen have been omitted from this table as their employment was terminated prior to December 31, 2016. Information regarding payments to Ms. Martin and Mr. Schoen in connection with their respective terminations is included under “—Severance Arrangements” above.

(2)	As described above under “—Severance Plans—Executive Change in Control Severance Plan” and as quantified in this column, the CIC Plan provides for a cash severance payment in the event of a qualifying termination of employment. Additionally, the CIC Plan provides for the payment of a pro-rated annual cash incentive amount for the year of termination, which, assuming a termination on December 31, 2016, would have resulted in the following awards: Mr. McKee, $657,534; Mr. Herzog, $669,589; Mr. Hutchens, $1,300,000; Mr. McHenry, $400,000, Mr. Klaritch, $591,940 and Mr. Anderson, $360,030.

(3)	These amounts represent the aggregate cost of the premiums that would be charged to each individual to continue health coverage pursuant to COBRA for such individual and his or her eligible dependents (to the extent that such dependents were receiving health benefits prior to the individual’s termination date) for a period of three years for Mr. McKee and two years for each of the other listed NEOs.

(4)	See footnote (2) to the preceding table under “—Severance Benefits” for the manner of calculating equity acceleration value. As to the RSUs awarded to all of the NEOs during 2016 reported in the Grants of Plan-Based Awards During 2016 table above that are subject to both time-based and performance-based vesting requirements, the time-based vesting requirements would be waived but the awards would continue to be subject to the performance-based vesting requirements if the executive’s employment had terminated under the circumstances described above. We have included the value related to accelerated vesting of awards in the table above assuming the performance-based vesting requirements were satisfied at target levels.

PROPOSAL NO. 3 APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

PROPOSAL NO. 3

APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are entitled to cast a nonbinding, advisory vote to approve the compensation of our NEOs (often referred to as “say on pay”). Our current policy is to provide stockholders with an opportunity to participate in this advisory vote on an annual basis. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders APPROVE, on an advisory basis, the compensation paid to the NEOs, as disclosed in this proxy statement, which includes the “Compensation Discussion and Analysis,” the accompanying tables and the related narrative disclosure, pursuant to the SEC’s executive compensation disclosure rules.

Our Board recommends that you vote FOR this resolution because it believes that our executive compensation program supports our compensation objectives and philosophies, including:

Aligning compensation with stockholder interests;

Promoting the creation of long-term stockholder value;

Providing a straightforward and transparent compensation program, with rigorous, objective and at-risk performance criteria, including future relative TSR as a significant component;

Discouraging excessive risk-taking by balancing short- and long-term compensation awards;

Attracting, motivating and retaining key employees with outstanding talent and ability; and

Rewarding performance, with a meaningful portion of compensation tied to the Company’s financial and strategic goals.

VOTING STANDARD

This proposal to approve the compensation paid to our NEOs requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. This proposal is advisory only and will not be binding on, overrule any decision by, or create or imply additional fiduciary duties for, HCP, our Board or the Compensation Committee. The Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

Our current policy is to provide our stockholders with an opportunity to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next advisory vote on executive compensation will be held at the 2018 annual meeting of stockholders.

PROPOSAL NO.4: APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

PROPOSAL NO. 4

APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often an advisory vote on executive compensation should be included in our proxy materials for future annual stockholder meetings (or a special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, stockholders may vote to have the advisory vote on executive compensation every year, every two years or every three years. As required under SEC rules, we are required to submit this frequency vote to stockholders every six years.

Since 2011, our Board has provided stockholders with an opportunity to vote on executive compensation at every annual meeting. The Board continues to believe that advisory votes on executive compensation should be conducted every year so that stockholders may annually express their views on our executive compensation program, which feedback the Compensation Committee considers in structuring the annual compensation program. If you do not have a preference regarding the frequency of future advisory votes on executive compensation, you should abstain from voting on the proposal.

VOTING STANDARD

This proposal on the frequency of future advisory votes on executive compensation requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. If no frequency option receives the affirmative vote of a majority of the votes cast at the Annual Meeting, the Board will consider the option receiving the highest number of votes as the preferred option of our stockholders. This proposal is advisory only and will not be binding on, overrule any decision by, or create or imply additional fiduciary duties for, HCP, our Board or the Compensation Committee. The Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of future advisory votes on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may decide to conduct future advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our executive compensation program.

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2016.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS AND VESTING OF RSUs		WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS ($)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	2,281,320	(1)	32.84	(2)	31,368,410	(3)
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	2,281,320		32.84		31,386,410

(1)	Of these shares, 1,319,213 were subject to outstanding stock options and 962,107 were subject to outstanding RSUs (including outstanding PSUs, which are presented at their target levels).

(2)	This weighted average exercise price does not reflect the 962,107 shares that will be issued upon the payment of outstanding RSUs.

(3)	Of the aggregate number of shares that remained available for issuance as of December 31, 2016, all were available under the 2014 Plan. Following the adoption of the 2014 Plan, no new awards have been or will be issued under the 2006 Plan. Subject to certain express limits of the 2014 Plan, shares available for award purposes under the 2014 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights and other forms of awards granted or denominated in shares of our common stock including, without limitation, stock bonuses, restricted stock, RSUs and PSUs.

ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING

ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING

VOTING AT THE ANNUAL MEETING

GENERAL INFORMATION

Stockholders of record of our common stock as of the close of business on March 8, 2017, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, there were 468,414,988 shares of our common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting. To have a quorum at the Annual Meeting, the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy.

VOTING VIA THE INTERNET, TELEPHONE OR MAIL

You may submit your proxy or voting instructions via the Internet, by telephone or by mail, depending on the manner in which you receive your proxy materials. If you received a Notice of Internet Availability by mail, you can submit a proxy or voting instructions via the Internet by following the instructions provided in the Notice of Internet Availability. If you received a printed set of the proxy materials by mail, you may submit a proxy or voting instructions via the Internet, by telephone (if available) or by mail by following the instructions on the proxy card or voting instruction form.

If you are a stockholder of record voting by telephone or the Internet, your proxy must be received by 8:59 p.m. Pacific Time (11:59 p.m. Eastern Time) on April 26, 2017 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record submitting a proxy card by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by us before the Annual Meeting. If you hold your shares in street name, please provide your voting instructions to the bank, broker or other nominee who holds your shares by the deadline specified by such bank, broker or nominee.

VOTING IN PERSON

All stockholders of record may vote in person at the Annual Meeting by written ballot. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend. If you later attend the Annual Meeting and vote in person, your previously submitted proxy or voting instructions will not be used.

HOW YOUR SHARES WILL BE VOTED

Your shares will be voted as you specify in your proxy or voting instructions. Although our Board does not know of any business to be considered at the Annual Meeting other than the four proposals described in this proxy statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion. If you are a stockholder of record and properly submit a proxy but do not specify your voting choice on one or more of the items listed in the notice of meeting, your shares will be voted as recommended by the Board on those items.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker will not be authorized to vote your shares on any of the matters at the Annual Meeting, other than Proposal No. 2 (the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2017). If your broker exercises its discretion to vote on Proposal No. 2 at the Annual Meeting, your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum but will not be counted as votes cast for purposes of determining the outcome of any proposal.

Broker non-votes on Proposal No. 2 (the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2017) will be counted as present and entitled to vote for the purpose of determining the presence of a quorum at the Annual Meeting, but will not be counted as votes cast for purposes of determining the outcome of the other proposals.

REVOKING OR CHANGING YOUR VOTE

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation to our Corporate Secretary at our principal executive offices, by submitting a later-dated proxy via the Internet, by telephone or by mail or by voting in person at the Annual Meeting. If your shares are held in street name through a bank, broker or other nominee, you may revoke any previous voting instructions by submitting new voting instructions to your bank, broker or nominee by the specified deadline or by attending the Annual Meeting and voting in person. You must obtain a “legal proxy” from your bank, broker or other nominee to give you the right to vote your street name shares at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of any proxy or voting instructions.

INSPECTOR OF ELECTIONS

Votes cast by proxy or in person at the Annual Meeting will be counted by a representative of Broadridge Financial Solutions, Inc. (“Broadridge”), the appointed inspector of elections for the Annual Meeting. In connection with the duties as inspector of elections, Broadridge’s representative will also determine whether a quorum is present, evaluate the validity of proxies and ballots and certify the voting results.

PROXY SOLICITATION

We will bear all costs of the solicitation of proxies for the Annual Meeting. In addition to solicitation by mail, directors and officers of HCP, without receiving any additional compensation, may solicit proxies personally or by telephone, email or other electronic means. We will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. We have retained the services of Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for a fee of $20,000 plus reasonable out-of-pocket expenses. We may engage Innisfree for additional solicitation work and incur fees greater than $20,000, depending on a variety of factors, including preliminary voting results.

VOTING RESULTS

We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

OTHER MATTERS

OTHER MATTERS

2018 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

We expect to hold our 2018 annual meeting of stockholders on or about April 26, 2018.

PROPOSALS TO BE INCLUDED IN 2018 PROXY MATERIALS

Any stockholder that desires to have a proposal considered for presentation at the 2018 annual meeting of stockholders, and included in HCP’s proxy materials used in connection with our 2018 annual meeting, must submit the proposal in writing to our Corporate Secretary so that it is received no later than November 16, 2017. The proposal must also comply with the requirements of Rule 14a-8 under the Exchange Act.

PROXY ACCESS NOMINATIONS

Any stockholder (or group of no more than 25 stockholders) meeting the Company’s continuous ownership requirements set forth in our Bylaws that wishes to nominate candidates for election to our Board for inclusion in our proxy materials for our 2018 annual meeting of stockholders must provide written notice to our Corporate Secretary no earlier than October 17, 2017, nor later than November 16, 2017. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 8 of Article II of our Bylaws.

NOMINATIONS OR PROPOSALS NOT INCLUDED IN 2018 PROXY MATERIALS

If a stockholder seeks to nominate a candidate for election or to propose business for consideration at our 2018 annual meeting but not have it included in our proxy materials for the 2018 annual meeting, we must receive notice of the proposal or director nomination no earlier than January 27, 2018 and no later than February 26, 2018. If we change the date of our 2018 annual meeting to a date that is before March 28, 2018 or after June 26, 2018, however, notice of any proposal or director nomination must instead be delivered not earlier than the ninetieth (90th) day and not later than the close of business on the later of the sixtieth (60th) day prior to our 2018 annual meeting, or the tenth (10th) day following the day on which we publicly announce the date of our 2018 annual meeting. If the notice is not received between these dates or does not satisfy the additional notice requirements set forth in Article II, Section 7(a) of our Bylaws, the notice will be considered untimely and will not be acted upon at our 2018 annual meeting.

Proposals, nominations and notices should be directed to the attention of the Corporate Secretary, HCP, Inc., 1920 Main Street, Suite 1200, Irvine, California 92614.

Stockholders may also recommend director candidates for the Board’s consideration by following the procedures described under “Board of Directors and Corporate Governance—Director Selection Process—Stockholder Recommendations.”

DELIVERY OF PROXY MATERIALS

We may satisfy SEC rules regarding delivery of proxy materials, including our proxy statements and Annual Reports by delivering only one set of proxy materials to multiple stockholders that share the same address, unless we have received contrary instructions in writing. This “householding” process can result in meaningful cost savings for us and is consistent with our commitment to sustainability by reducing the environmental impact of printing and mailing paper copies. Upon oral or written request, we will deliver promptly a separate copy of proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If your shares are registered in your own name, you may request a separate copy of the proxy materials for this Annual Meeting or for future meetings of HCP stockholders by notifying Broadridge toll-free at 1-800-542-1061 or writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717. If you are a street name holder, please contact the broker, bank or other nominee that holds your shares to request a separate copy of proxy materials.

In the future, stockholders of record can avoid receiving duplicate mailings by following the instructions on the Internet at www.proxyvote.com. If you hold your shares in street name and you would like to receive only one copy of the proxy materials in the future, you should contact your bank, broker or other nominee.

OTHER MATTERS

FINANCIAL STATEMENTS

Our Annual Report containing audited consolidated financial statements, accompanies this proxy statement. Upon the written request of any person solicited hereby, we will provide a copy of our Annual Report to such person, without charge. Requests should be directed to our Corporate Secretary at HCP, Inc., 1920 Main Street, Suite 1200, Irvine, California 92614.

*                *                 *

By Order of the Board of Directors,

Troy E. McHenry

Executive Vice President,

General Counsel and Corporate Secretary

Irvine, California

March 16, 2017

HCP

CORPORATE HEADQUARTERS

1920 MAIN STREET, SUITE 1200
IRVINE, CA 92614

NASHVILLE OFFICE

3000 MERIDIAN BOULEVARD, SUITE 200
FRANKLIN, TN 37067

SAN FRANCISCO OFFICE

950 TOWER LANE, SUITE 1650
FOSTER CITY, CA 94404

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39 TREES PRESERVED FOR THE FUTURE	11,000,000 BTUs ENERGY NOT CONSUMED	2 LBS WATER-BORNE WASTE NOT CREATED	2,980 LBS NET GREENHOUSE GASES PREVENTED	14,752 GAL WASTEWATER FLOW SAVED	1,102 LBS SOLID WASTE NOT GENERATED

CORPORATE HEADQUARTERS 1920 MAIN STREET, SUITE 1200 IRVINE, CA 92614 NASHVILLE OFFICE 3000 MERIDIAN BOULEVARD, SUITE 200 FRANKLIN, TN 37067 SAN FRANCISCO OFFICE 950 TOWER LANE, SUITE 1650 FOSTER CITY, CA 94404 39 TREES 11,000,000 2 LBS 2,980 LBS NET 14,752 GAL 1,102 LBS PRESERVED FOR BTUs ENERGY WATER-BORNE GREENHOUSE GASES WASTEWATER SOLID WASTE THE FUTURE NOT CONSUMED WASTE NOT CREATED PREVENTED FLOW SAVED NOT GENERATED This is a greener proxy statement. By producing our report in this manner, HCP reduces its impact on the environment in the ways listed above.

HCP, INC. ANNUAL MEETING OF STOCKHOLDERS Thursday, April 27, 2017 9:30 a.m. Pacific Time The Westin South Coast Plaza 686 Anton Boulevard Costa Mesa, CA 92626 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the 2016 Annual Report are available at http://materials.proxyvote.com/HCP. You can also view these materials at www.proxyvote.com by using the 16-digit control number provided on this proxy card. This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 27, 2017. By signing this proxy, the undersigned stockholder hereby appoints Thomas M. Herzog and Peter L. Rhein, and each of them, with full power of substitution, to act as attorneys and proxies of the undersigned and to vote on behalf of the undersigned all shares of common stock of HCP, Inc., which the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders to be held on Thursday, April 27, 2017, at 9:30 a.m. Pacific Time, or any adjournments or postponements thereof. This proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned. If no choice is specified, the proxy (if signed) will be voted “FOR” each of the eight director nominees named in Proxy Item No. 1, “FOR” Proxy Item No. 2, “FOR” Proxy Item No. 3 and “1 YEAR” on Proxy Item No. 4. The shares entitled to be voted by the undersigned will be cast in the discretion of the proxies named above on any other matter that may properly come before the meeting or any adjournments or postponements thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on the reverse side

SCAN TO VIEW MATERIALS & VOTE w HCP, INC. ANNUAL MEETING FOR HOLDERS AS OF 3/8/17 TO BE HELD ON 4/27/17 Your vote is important. Thank you for voting. Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. ET the night before the meeting or cutoff date. Vote by Internet: www.proxyvote.com, or scan the QR Barcode above. Vote by Phone: 1-800-454-8683 Vote by Mail: Use the envelope enclosed TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E17905-P86367 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders. The following materials are available at www.proxyvote.com: Notice and Proxy Statement and 2016 Annual Report The Board of Directors recommends you vote FOR PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE MEETING the following proposals: AND VOTE THESE SHARES IN PERSON 1. Election of Directors For Against Abstain For Against Abstain 1a. Brian G. Cartwright 2. Ratification of the appointment of Deloitte & Touche LLP as HCP’s independent registered public accounting firm for the fiscal year ending December 31, 2017. 1b. Christine N. Garvey ! 1c. David B. Henry 3. Approval, on an advisory basis, of executive compensation. ! 1d. Thomas M. Herzog The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain 1 year on the following proposal: 1e. James P. Hoffmann 4. Approval, on an advisory basis, of the frequency of future advisory votes on executive 1f. Michael D. McKee compensation. NOTE: At their discretion, the named proxies are authorized 1g. Peter L. Rhein to consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. 1h. Joseph P. Sullivan ! Signature [PLEASE SIGN WITHIN BOX] Date